Exhibit 10.1

EXECUTION COPY

$550,000,000

CREDIT AGREEMENT

Dated as of July 29, 2005

Among

MADISON RIVER CAPITAL, LLC

as Borrower

and

MADISON RIVER TELEPHONE COMPANY LLC

as Holdings

and

THE OTHER GUARANTORS NAMED HEREIN

as Guarantors

and

THE LENDERS NAMED HEREIN

as Lenders

and

LEHMAN COMMERCIAL PAPER INC.

as Collateral Agent

and

LEHMAN COMMERCIAL PAPER INC.

as Administrative Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Lead Arrangers and Co-Syndication Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS CREDIT

PARTNERS L.P. and LEHMAN BROTHERS INC.

as Joint Bookrunners

ARTICLE V REPRESENTATIONS AND WARRANTIES

SCHEDULES
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 5.01(a)	-	Equity Investors
Schedule 5.01(b)	-	Jurisdictions of Incorporation, Addresses and Tax ID Numbers
Schedule 5.01(c)	-	Subsidiaries
Schedule 5.01(g)	-	Disclosed Litigation
Schedule 5.01(s)	-	Existing Debt
Schedule 5.01(t)	-	Surviving Debt
Schedule 5.01(u)	-	Liens
Schedule 5.01(v)	-	Owned Real Property
Schedule 5.01(w)(1)	-	Leased Real Property (Lessee)
Schedule 5.01(w)(2)	-	Leased Real Property (Lessor)
Schedule 5.01(x)	-	Investments
Schedule 6.01(i)	-	Agreements with Affiliates

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term B Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G-2	-	Form of Opinion of In-House Counsel to the Loan Parties

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of July 29, 2005 among Madison River Capital, LLC, a Delaware limited liability company (“MRC”), Madison River Telephone Company LLC, a Delaware limited liability company, the other Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Goldman Sachs Credit Partners L.P. (“GSCP”), as lead arrangers and as co-syndication agents, MLPF&S, GSCP and Lehman Brothers Inc. (“Lehman Brothers”), as joint bookrunners, and Lehman Commercial Paper Inc. (“Lehman”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) The Borrower has requested that the Lender Parties lend to, or make available to, the Borrower up to $550,000,000 (the “Financings”), consisting of $475,000,000 under the Term B Facility (as hereinafter defined) and $75,000,000 under the Revolving Credit Facility (as hereinafter defined). The proceeds of the Term B Facility will be used, together with cash on hand, to (a) finance the repayment of (i) a portion of the Borrower’s obligations under its outstanding 13.25% senior notes due March 2010 (the “Existing Notes”) issued under the Indenture (as amended to the date hereof, the “Indenture”) dated as of February 17, 2000 (the “Notes Refinancing”) and (ii) borrowings under Madison River LTD Funding Corp.’s and Coastal Utilities, Inc.’s existing lines of credit and loan agreements (the “RTFC Facilities”) with the Rural Telephone Finance Cooperative, a District of Columbia cooperative association (“RTFC”), and (b) pay related fees, expenses, compensation, premiums, penalties and accrued and unpaid interest (the transactions set forth in clauses (a) and (b) above are collectively referred to herein as the “Refinancings”), and the proceeds of the Revolving Credit Facility will be used for working capital or general corporate purposes, including capital expenditures and acquisitions, of the Borrower and its Subsidiaries.

(2) The Lender Parties have indicated their willingness to provide the Financings, but only on and subject to the terms and conditions of this Agreement, including the granting of Liens on the Collateral (as hereinafter defined) pursuant to the Collateral Documents (as hereinafter defined) and the guarantees pursuant to the Guaranties (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted EBITDA” means (a) Consolidated net income of the Parent and its Subsidiaries, determined in accordance with GAAP; plus (b) the following items, to the extent deducted in determining such Consolidated net income: (i) Consolidated Interest Expense; (ii) provision for income taxes; (iii) depreciation and amortization expense; (iv) costs and expenses related to the Refinancings and a Qualified IPO, including related bonuses; (v) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (vi) non-cash and/or stock-based compensation expense; (vii) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (viii) losses on sales of assets other than in the ordinary course of business; (ix) other non-recurring or unusual costs, expenses or losses, including, without limitation, costs, expenses or losses relating to securities offerings, investments or acquisitions, to the extent not exceeding, in the aggregate, $10,000,000; (x) compensation expense arising from deemed dividends, the payment of dividends or the equivalent on shares of the Parent’s common Equity Interests issued under its Omnibus Stock Plan, any other incentive stock plans or the Parent’s long-term incentive plans; (xi) all other non-cash items that reduce such Consolidated net income for which no cash is expected to be paid in the 12 months following the date of determination; and (xii) costs and expenses related to any repurchase, repayment, payment or redemption of all or any portion of the Coastal Facility or any of the Existing Notes, including, without limitation, any commissions, fees, trustee fees, prepayment premiums or fees, penalties or premiums; minus (c) the following items, to the extent included in determining such Consolidated net income: (i) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; (ii) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (iii) gains on sales of assets other than in the ordinary course of business; and (iv) all other non-cash income, other than the accrual of revenue in the ordinary course of business (including the non-cash portion of the Rural Telephone Bank or RTFC patronage capital allocation); provided that in calculating Adjusted EBITDA of the Parent and its Subsidiaries for any period for purposes of the covenants set forth in Section 6.04, acquisitions made by the Parent or any of its Subsidiaries not prohibited hereunder, including through mergers or consolidations, during such period or subsequent to such period and on or prior to the date of calculation, shall be given pro forma effect as if they had occurred on the first day of such period, taking into account Pro Forma Cost Savings, if any, that are attributable to such acquisitions as if such cost savings were realized on the first day of such period, if the consolidated balance sheet of such acquired business as at the end of the period preceding the acquisition of such business and the related consolidated statements of income and stockholder’s equity and of cash flows (or, if no such balance sheet or statements of income and stockholder’s equity and of cash flows is available, such other financial information reasonably satisfactory to the Administrative Agent) for the period in respect of which Adjusted EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lender Parties and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent in its reasonable discretion.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Advance” means a Term B Advance or a Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to the net amount, if any, that would be payable (after giving effect to any netting agreements) by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if such Hedge Agreement was being terminated early on such date of determination.

“Alabama State Tax Disputes” means a tax dispute between Gulf Coast Services, Inc. and its Subsidiaries, on one hand, and the Alabama Department of Revenue, on the other hand, arising from an audit of state income tax returns filed by Gulf Coast Services, Inc. and its Subsidiaries for the 2001 and 2002 fiscal years, with an estimated disputed amount of no more than $500,000.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance or RTFC Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term B Facility, prior to a Qualified IPO 1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances, and, after a Qualified IPO, 1.00% per annum for Base Rate Advances and 2.00% per annum for Eurodollar Rate Advances, and (b) in respect of the Revolving Credit Facility, 0.50% per annum.

“Applicable Prepayment Percentage” means, with respect to any Fiscal Year, (a) if the Total Leverage Ratio on the last day of such Fiscal Year is equal to or greater than 3.50:1.00, 50%, (b) if the Total Leverage Ratio on the last day of such Fiscal Year is greater than 3.00:1.00 but less than 3.50:1.00, 25% or (c) if the Total Leverage Ratio on the last day of such Fiscal Year is equal to or less than 3.00:1.00, 0%.

“Application” means a customary application, on the relevant Issuing Lender’s standard form, requesting such Issuing Lender to open a Letter of Credit.

“Appropriate Lender” means, at any time, with respect to either of the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arrangers” means MLPF&S, GSCP and Lehman Brothers.

“Asset Sale” means any sale, lease, transfer, conveyance or other disposition of any assets or rights of the Parent or any of its Subsidiaries (including the issuance or sale of any

Equity Interests in any Subsidiary of the Parent, but excluding (i) the issuance or sale of any Equity Interests in the Borrower in connection with a Qualified IPO and (ii) the issuance or sale of any Equity Interests in the Parent), any grant of an option or other right to purchase, lease or otherwise acquire any assets or rights of the Parent or any of its Subsidiaries and any loss or seizure of any property or assets of the Parent or any of its Subsidiaries pursuant to any fire or other casualty event or any expropriation or condemnation by any Governmental Authority.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.17(d).

“Assumption Agreement” has the meaning specified in Section 2.17(d).

“Available Cash” means, on any date of determination, an amount equal to (calculated on a Consolidated basis for the Parent and its Subsidiaries): (a) Adjusted EBITDA for the most recently completed Reference Period, minus the sum of (b) to the extent not deducted in the determination of such Adjusted EBITDA, the sum of the following: (i) Consolidated Cash Interest Expense; (ii) Cash Capital Expenditures; (iii) all scheduled and voluntary (but not mandatory) principal repayments in respect of Debt of the Parent and its Subsidiaries made during such Reference Period, excluding, (A) debt repayments made with the proceeds of debt, equity, capital contributions, asset sales or exchanges or casualty (including insurance, eminent domain and condemnation) proceeds and (B) repayments of revolving Debt; and (iv) cash taxes paid during such Reference Period, excluding any cash taxes paid in respect of any of the Tax Disputes; and (c) Investments made pursuant to Section 6.02(f)(vi) during such Reference Period (other than Investments financed with the proceeds of (i) issuance of Debt (excluding the Revolving Credit Advances) so long as concurrently with each making of such Investments, the Parent provides the Administrative Agent with a certificate of its Chief Financial Officer confirming that such Investments are made with the proceeds from the issuance of Debt permitted hereunder, which proceeds have not previously been used for other purposes, (ii) equity sales or issuances or capital contributions, (iii) asset sales or (iv) casualty (including insurance, eminent domain and condemnation)).

“Available Equity Issuance Amount” means (a) the aggregate amount of Net Cash Proceeds received by the Parent from the issuance of Equity Interests (other than Disqualified Stock) during the period from but not including the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of such Net Cash Proceeds applied to make acquisitions permitted under Section 6.02(f) during such period or capital expenditures referred to in clause (a) of the definition of Cash Capital Expenditures plus (ii) the aggregate amount of such Net Cash Proceeds applied to make Restricted Payments pursuant to Section 6.02(g)(iii)(B) during such period plus (iii) the aggregate amount of such Net Cash Proceeds applied to prepay or redeem Subordinated Debt pursuant to Section 6.02(h) during such period plus (iv) the aggregate amount of such Net Cash Proceeds applied to prepay the Facilities pursuant to Section 2.05(b)(iii)(A).

“Available Revolving Credit Commitment” means, with respect to the Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the Revolving Credit Commitment then in effect over (b) the Revolving Extensions of Credit then outstanding.

“Bank Equity Interests” means an investment in the amount of $1,000.00 in non-voting participation certificates of CoBank, ACB acquired by the Borrower in connection with its loans(s) hereunder from CoBank, ACB.

“Bankruptcy Law” means Title 11, U.S. Code or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i)(A).

“Borrower” means MRC and any successor permitted by Section 6.02(d)(i). For the avoidance of doubt, in the case of a conversion of the Borrower from a Delaware limited liability company into a Delaware corporation or from a Delaware corporation into a Delaware limited liability company as permitted under Section 6.01(e), “Borrower” shall mean such Delaware corporation or limited liability company into which it is converted.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term B Borrowing or a Revolving Credit Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Capital Expenditures” means, for any period, the capital expenditures made by the Parent and its Subsidiaries during such period that are classified as capital expenditures in accordance with GAAP, excluding (a) capital expenditures financed with the proceeds of debt (other than any capital expenditures financed with the proceeds of the Revolving Credit Advances), equity, capital contributions, asset sales or exchanges or casualty (including insurance, eminent domain and condemnation) proceeds and (b) acquisitions of Equity Interests or assets comprising a business or product line.

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States maturing within 365 days of the issuance thereof, (b) certificates of deposit, time deposits, bankers’ acceptances, eurodollar time deposits or overnight bank deposits issued by any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million maturing within 180 days of the issuance thereof for purposes of the definition of “Total Net Debt” or within 365 days of the issuance thereof for all other purposes, (c) commercial paper maturing within 365 days of the issuance thereof, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (d) Investments, classified in accordance with GAAP as Current Cash Equivalent Assets of the Parent or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited to holding no less than 95% of their assets in Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change of Control” means the occurrence of any of the following: (a) at any time prior to the initial public offering of any Equity Interests in the Parent or the Borrower, the Principals and the Related Parties of the Principals shall own beneficially or of record on an aggregate basis 65% or less of the combined voting power of all Voting Interests in the Parent; or (b) at any time after the initial public offering of any Equity Interests in the Parent or the Borrower, any Person or two or more Persons acting in concert other than a Principal or a Related Party shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, in each case as amended), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent; or (c) during any period of up to 24 consecutive months, commencing on or after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors (or other analogous governing body) of the Parent (other than as a result of a Qualified IPO); or (d) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests in the Borrower (other than as part of a Qualified IPO by the Borrower).

“Class” means, with respect to any Advance or Borrowing, whether such Advance, or the Advances comprising such Borrowing, are Revolving Credit Advances, Term B Advances or incremental Advances made pursuant to a Commitment Increase under Section 2.17.

“Closing Date” has the meaning specified in Section 4.01.

“Coastal and Gulf Tax Disputes” means the tax disputes arising from the lawsuits filed in June 2004 by the Department of Justice for the United States of America against Gulf Coast Services, Inc. and Coastal Utilities, Inc. relating to certain prior tax refunds.

“Coastal Facility” means Holdings’ credit facility under the Credit Agreement dated as of December 22, 2004 with MLCC as the administrative agent, as amended.

“CoBank, ACB” means shall mean CoBank, ACB, a cooperative financial institution.

“Co-Syndication Agents” means each of MLPF&S and GSCP.

“Collateral” means all “Collateral” and mortgaged property referred to in the Collateral Documents and all other property that is or is intended pursuant to the terms of any Collateral Document to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify in writing to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 6.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment or the Revolving Credit Commitment.

“Commitment Increase” has the meaning specified in Section 2.17. Each series of Commitment Increases in respect of the Term B Facility shall constitute part of the Term B Commitments, Term B Borrowings or Term B Advances, as applicable.

“Communications Act” means the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public other than by a breach of any confidentiality agreement or provision, including, without limitation, Section 10.09 hereof or that is or becomes available to such Agent or such Lender Party on a nonconfidential basis from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Cash Interest Expense” means, for any period, the sum of (x) Consolidated Interest Expense for such period, excluding the following (to the extent included in the determination of such Consolidated Interest Expense): (a) any amounts not payable or paid in cash in such period, (b) any fees, expenses, premiums or penalties payable on or before the Closing Date in connection with the Refinancings and any up-front fees, expenses or premiums paid in connection with Hedge Agreements that are required or permitted to be entered into pursuant to this Agreement, (c) any interest payable after a Qualified IPO with respect to, or premiums payable with respect to, the Existing Notes and the Coastal Facility and (d) any interest, fees or penalties payable in connection with any Tax Disputes plus (y) the amount of any interest expense constituting Consolidated Interest Expense accrued in a prior period and paid in cash in such period (excluding amounts specified in clauses (a), (b), (c) and (d) above); provided that for purposes of determining Consolidated Cash Interest Expense for the first four full fiscal quarters following the Closing Date, (a) for the fiscal quarter ended December 31, 2005, the amount of such Consolidated Cash Interest Expense for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for the fiscal quarter ended March 31, 2006, the amount of such Consolidated Cash Interest Expense for the Measurement Period

then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for the fiscal quarter ended June 30, 2006, the amount of such Consolidated Cash Interest Expense for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Consolidated Current Assets” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption of “total current assets,” or any like caption, on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding amounts reclassified as current assets from long-term assets of the Parent and its Subsidiaries.

“Consolidated Current Liabilities” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities,” or any like caption, on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding the current portion of any debt (including, but not limited to, advances under the Revolving Credit Facility) of the Parent and its Subsidiaries, deposits received from customers in the ordinary course of business and any other amounts reclassified as current liabilities from long-term liabilities of the Parent and its Subsidiaries, including, but not limited to, amounts related to any Tax Disputes.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Parent and its Subsidiaries on a Consolidated basis for such period with respect to all outstanding Debt of the Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate hedging agreements.

“Continuing Directors” means, before a Qualified IPO, the directors (or individuals serving in a similar capacity) of the Parent on the Closing Date or, after a Qualified IPO, the directors (or individuals serving in a similar capacity) of the Parent immediately after such Qualified IPO, and, in any case, each other director (or individual serving in a similar capacity) if, in each case, such other director’s nomination (or the nomination of such other individual serving in a similar capacity) for election or election to the board of directors (or other analogous governing body) of the Parent is recommended or approved by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Cooperative Certificate” means any subordinated or other capital certificate issued by the RTFC, CoBank, ACB, the Rural Telephone Bank or any other similarly situated telecommunications lender; it being understood that no issuance of any RTFC Cooperative Certificates will be made in connection with the entry of this Agreement.

“Current Cash Equivalent Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under bankers’ acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (h) all Guaranty Obligations of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, in each case under this clause (i) valued at no greater than the fair market value of such encumbered property, and even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date and (ii) the outstanding amount of Obligations of such Person under bankers’ acceptance, letter of credit or similar facilities at such date.

“Debt Restricted Payments” has the meaning specified in Section 6.02(g).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.06(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) any Issuing Lender pursuant to Section 3.04 to purchase a participation in the obligations and rights under any Letter of Credit of such Issuing Lender, (b) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender Party and (d) any Agent or any Issuing Lender pursuant to Section 8.05 to reimburse such Agent or Issuing Lender for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Lender as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 7.01(f).

“Designated Subsidiary” means (a) so long as the Parent is not the Borrower, a Subsidiary of the Parent of which the Borrower is a direct or indirect Subsidiary and (b) a direct, wholly owned Subsidiary of the Borrower, of the Parent or of any Designated Subsidiary under clause (a) above that is, in each case, organized under the laws of the United States, any state thereof or the District of Columbia.

“Disclosed Litigation” has the meaning specified in Section 4.01(d).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures, excluding any maturity as the result of the redemption hereof at the option of the issuer thereof, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date specified in the definition of the Maturity Date, except to the extent that such Equity Interest is solely redeemable with, or solely exchangeable for, any Equity Interest that is not Disqualified Stock; provided, however, that only the portion of the Equity Interest or other security that so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock; provided further that if such Equity Interest or other security is issued to any employee or to any plan for the benefit of employees of the Parent or any of its Subsidiaries or by any such plan to such employees, such Equity Interest or other security shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.02(g) hereof.

“Dividend Suspension Period” means any period after a Qualified IPO (a) commencing on the first day of any fiscal quarter in respect of which, for the then most recently ended period of four consecutive fiscal quarters of the Parent, the Total Leverage Ratio was greater than 5.10:1.00, and (b) ending on the date of delivery of a certificate pursuant to Section 6.03(f) showing that, for the then most recently ended period of four consecutive fiscal quarters of the Parent, the Total Leverage Ratio is equal to or less than 5.10:1.00.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify in writing to the Borrower and the Administrative Agent.

“Eligible Assignee” means, with respect to any Facility, (a) a Lender Party; (b) an Affiliate of a Lender Party or an Approved Fund; and (c) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership interests in) such Person (including, without limitation, partnership, member or trust interests therein), and any and all warrants, options or other rights to purchase or subscribe for shares of capital stock of (or other ownership interests in) such Person, whether voting or nonvoting.

“Equity Restricted Payments” has the meaning specified in Section 6.02(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify in writing to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page (or applicable successor page), the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i)(B).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Eurodollar Tranche” means the Eurodollar Rate Advances the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Advances shall originally have been made on the same day).

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Asset Sale” means any sale, lease, transfer, conveyance or other disposition of any asset of the Parent or any of its Subsidiaries that constitutes any of the following: (a) transactions that involve assets having a fair market value of less than $2,000,000 in the aggregate in any Fiscal Year, (b) any sale, lease, transfer, conveyance or other disposition of assets between or among the Parent and/or any Subsidiaries of the Parent, (c) the sale, transfer, conveyance or other disposition by the Parent or any of its Subsidiaries of cash or Cash Equivalents, (d) the sale, lease, conveyance, transfer or other disposition of (i) real property or leasehold interests or (ii) equipment, to the extent the proceeds thereof are reinvested in the business of the Parent or a Subsidiary of the Parent within 180 days of such sale, lease, transfer or other disposition, or, after such 180 day period, are applied to prepay Advances in accordance with Section 2.05(b)(ii)(B), (e) the sale, lease, assignment, transfer, sublease, license, conveyance or other disposition by the Parent or any of its Subsidiaries of inventory, accounts receivable or other current assets in the ordinary course of business, (f) the license of intellectual property by the Parent or any of its Subsidiaries in the ordinary course of business, (g) a transaction permitted pursuant to Section 6.02(g) hereof, (h) the sale, lease, conveyance, transfer or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Parent or any of its Subsidiaries, (i) distributions to any partner or shareholder of the Borrower or any Subsidiary of the Parent holding a minority position with respect to the Borrower or such Subsidiary, so long as such Subsidiary makes a contemporaneous pro rata distribution to the other partners or shareholders of the Borrower or such Subsidiary, (j) any loss or seizure of any property or assets of the Parent or any of its Subsidiaries pursuant to any fire or other casualty event or any expropriation or condemnation by any Governmental Authority, to the extent the proceeds thereof or of any insurance payments in respect thereof are reinvested in the business of the Parent or any Subsidiary of the Parent within 180 days of receipt, thereof or, after such 180 day period, are applied to prepay Advances in accordance with Section 2.05(b)(ii)(B), (k) sales or other dispositions of any Equity Interest in the Rural Telephone Bank or Co Bank, ACB or any subordinated capital certificates in RTFC or any Bank Equity Interest, (l) the distribution by the Parent of its common Equity Interests in accordance with employee compensation or benefit plans of the Loan Parties, (m) distributions made pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the Parent or any of its Subsidiaries, (n) any transaction authorized by Section 6.02(d) (other than subsection (v) thereof), (o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business, (p) the lease, sublease or licensing of any property in the ordinary course of business, or (q) the granting of Liens expressly permitted pursuant to another section of this Agreement or any other Loan Document; provided that in no event shall the sale, transfer or other disposition of any Equity Interests in the Borrower (other than as part of a Qualified IPO) or Madison River Communications constitute an “Excluded Asset Sale.”

“Excluded Events” has the meaning specified in Section 7.01(e).

“Excluded Issuance” means Debt permitted under Section 6.02(b).

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date.

“Existing Notes” has the meaning specified in the Preliminary Statements.

“Facility” means the Term B Facility or the Revolving Credit Facility.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing” has the meaning specified in the Preliminary Statements.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) Adjusted EBITDA of the Parent and its Subsidiaries for such Measurement Period, to (b) the sum of (i) Consolidated Cash Interest Expense for such Measurement Period plus (ii) cash taxes (other than any cash taxes in respect of any Tax Disputes), in each case, of the Parent and its Subsidiaries for such Measurement Period.

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fund” means any Person (other than an individual) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that, to the extent such Person becomes a Revolving Credit Lender, has and will continue to have the capacity to fund Revolving Credit Advances, in each case, in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Gross Excess Cash Flow” means, for any period, (a) Consolidated net income of the Parent and its Subsidiaries for such period, determined in accordance with GAAP, plus (b) the following items, to the extent deducted in determining such Consolidated net income during such period: (i) depreciation and amortization expense, (ii) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133, (iii) non-cash and/or stock-based compensation expense, (iv) costs and expenses related to the Refinancings and a Qualified IPO, including related bonuses and (v) other non-cash items that reduce such Consolidated net income, plus (c) the following items: (i) cash received upon the redemption, sale or other disposition of (A) any Equity Interests in the Rural Telephone Bank, CoBank, ACB, or RTFC, (B) any subordinated capital certificates of RTFC or (C) any Bank Equity Interests, (ii) if there was a net increase in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net increase and (iii) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net decrease, minus (d) the following items, to the extent included in determining such Consolidated net income during such period (other than with respect to any item referred to in the parenthetical in subclause (ii) below): (i) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133 and (ii) all other non-cash income (including the accrual of the non-cash portion of any Rural Telephone Bank, CoBank, ACB, or RTFC patronage capital allocation), minus (e) the following items: (i) if there was a net decrease in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net decrease and (ii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net increase and minus (f) the following items: (i) Cash Capital Expenditures and Investments made during the period pursuant to Section 6.02(f)(vi), other than those financed with the proceeds of debt and equity; (ii) to the extent not deducted in arriving at Consolidated net income for such period, cash taxes and related interest and penalties paid during such period and (iii) redemptions of the minority interest in Coastal Communications, Inc.

“Gross Leverage Ratio” means, at any date of determination, the ratio of Consolidated Total Debt (after giving effect to the application of the proceeds of an initial public offering by the Parent or the Borrower of its common Equity Interests) of the Parent and its Subsidiaries at such date to Adjusted EBITDA of the Parent and its Subsidiaries for the Measurement Period most recently completed on or prior to such date.

“GSCP” has the meaning specified in the recital of parties to this Agreement.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent (other than the Borrower) and the Subsidiary Guarantors.

“Guaranty Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co- making of the Debt of a primary obligor or (b) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term “Guaranty Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Guaranty Supplement” has the meaning specified in Section 9.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements and interest rate future or option contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or as required or permitted by this Agreement.

“Hedge Bank” means (a) any present Lender Party or Agent, or any Affiliate of such Lender Party or Agent, (b) any other Person who, at the time it entered into a Secured Hedge Agreement, was a Lender Party or Agent, or any Affiliate of such Person, or (c) any other Person reasonably acceptable to the Borrower and the Administrative Agent, in each case under clauses (a), (b) and (c) above, in its capacity as a party to a Secured Hedge Agreement.

“Holdings” means Madison River Telephone Company LLC, a Delaware limited liability company, and successors thereof permitted by Section 6.02(d)(i). For the avoidance of doubt, in the case of a conversion of Holdings from a Delaware limited liability company into a Delaware corporation or from a corporation into a limited liability company as permitted under Section 6.01(e), “Holdings” shall mean such Delaware corporation or limited liability company into which it is converted.

“Indemnified Party” has the meaning specified in Section 10.04(b).

“Indenture” has the meaning specified in the Preliminary Statements.

“Information Memorandum” means the information memorandum dated February 2005 and the updated presentations relating thereto dated July 7, 2005 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” is defined in the Security Agreement.

“Interest Period” means as to any Eurodollar Rate Advance, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Termination Date or beyond the Maturity Date shall end on the Termination Date or the Maturity Date, as applicable; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including obligations referred to in clauses (h) and (i) of the definition of “Debt”), advances or capital contributions (excluding commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or all or substantially all of the business of any other Person or Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuing Lender” means any Lender from time to time designated by the Borrower as an Issuing Lender with the consent of (a) such Lender and (b) (i) if RTFC is the Revolving Credit Lender, the Revolving Credit Lender or (ii) if otherwise, the Administrative Agent.

“Joint Bookrunners” means MLPF&S, GSCP and Lehman Brothers.

“L/C Fee Payment Date” means the first day of each April, July, October and January and the Termination Date.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

“L/C Sublimit” means $25,000,000.

“Lead Arrangers” means each of MLPF&S and GSCP.

“Lehman” has the meaning specified in the recital of parties to this Agreement.

“Lehman Brothers” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender or any Issuing Lender.

“Lenders” means each Term B Lender or Revolving Credit Lender listed on the signature pages hereto and each other Person that shall become a Lender hereunder pursuant to, and in accordance with, Section 10.07 for so long as such Person shall be a party to this Agreement.

“Letters of Credit” has the meaning specified in Section 3.01.

“License” means any cellular telephone, microwave, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction or the operation of any System, granted or issued by the FCC.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents and (v) each agreement or instrument agreed to by the Borrower and relating to any Letter of Credit, in each case as amended.

“Loan Parties” means the Borrower and the Guarantors and a “Loan Party” means any of the Borrower or a Guarantor.

“Madison River Communications” means Madison River Communications, LLC, a Delaware limited liability company.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Maturity Date” means July 29, 2012.

“Measurement Period” means each period of four consecutive fiscal quarters of the Parent.

“MLCC” means Merrill Lynch Capital Corporation.

“MLPF&S” has the meaning specified in the recital of parties to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance reasonably satisfactory to the Administrative Agent, and delivered pursuant to Section 6.01(j).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received in cash) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such Asset Sale, (B) the reasonable out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries in connection with such Asset Sale, (C) federal, state, provincial, foreign and local taxes and other taxes paid or reasonably estimated to be payable in connection therewith (including, without limitation, with respect to any Subsidiary of the Parent that is treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of such Person with respect to such members’ allocable shares of net income arising from such Asset Sale), (D) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Parent or joint ventures as a result of such Asset Sale, and (E) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Parent or any of its Subsidiaries after such Asset Sale and, without duplication, any reserves that the Parent or any such Subsidiary determines in good faith should be made in respect of the sale price of such asset or assets for post-closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Cash Proceeds from an Asset Sale as of the date on which such amount is received by the Parent or such Subsidiary in cash; (b) with respect to the incurrence or issuance of any Debt (other than any Excluded Issuance) by the Parent or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-

pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and (c) with respect to the issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by the Parent or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent or any of its Subsidiaries in connection with such issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Excess Cash Flow” means, for any Fiscal Year, the amount of Gross Excess Cash Flow for such Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2005, the portion thereof accumulating since July 1, 2005) minus (to the extent not otherwise deducted in calculating the amount of such Gross Excess Cash Flow) (a) the sum of (i) the amount of Permitted Restricted Payments made during such Fiscal Year or portion thereof (net of the aggregate amount of any such Permitted Debt Restricted Payments deducted from the Net Excess Cash Flow for the immediately preceding Fiscal Year) plus (ii) the amount of Permitted Debt Restricted Payments made in the first fiscal quarter of the immediately succeeding Fiscal Year, (b) dividends paid on, or repurchase of shares of, Equity Interests of the Parent during such period and (c) payments of long-term Debt for Borrowed Money during the period (other than the payment of revolving debt during the period to the extent not accompanied by a permanent reduction of the revolving credit commitment related to such debt) that are not prohibited by this Agreement.

“Note” has the meaning specified in Section 2.16(a).

“Notes Refinancing” has the meaning specified in the Preliminary Statements.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit fees, costs, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts, in each case to the extent expressly payable by such Loan Party under any Loan Document, and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Parent” means Holdings or, in the event that any newly formed Person becomes the holder of 100% of the beneficial and record ownership interests in Holdings in connection with an initial public offering of any Equity Interests in Holdings, such newly formed Person, or, in the event of a Qualified IPO by the Borrower, the Borrower and, in each case, any successor permitted by Section 6.02(d)(i).

“Parent Guaranty” means the guaranty of Holdings set forth in Article IX and the guaranty of a Parent (other than Holdings or the Borrower) set forth in any Guaranty Supplement, in each case as amended. It is understood that, upon the Borrower becoming the Parent pursuant to the definition thereof, notwithstanding any provision of any Loan Document, the Parent Guaranty shall terminate and be of no force and effect.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Additional Debt” means Debt of the Parent or any Subsidiary of the Parent (which may be guaranteed by any Loan Party) incurred after the date hereof, provided that (a) such Debt shall on the date of issuance provide a cash yield not to exceed 13.25% per annum, (b) such Debt shall be unsecured (other than by the proceeds thereof held in escrow pending an acquisition permitted under Section 6.02(f)), (c) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Debt shall be required by the terms prior to the date 270 days after the Maturity Date, provided that this provision shall not apply to any prepayments required by, and shall not restrict any, customary change of control or asset sale provisions contained in the terms of such Debt, (d) the terms and conditions of such Debt shall not be materially more restrictive, taken as a whole, on the Parent and its Subsidiaries than the terms and conditions customarily found in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933, as amended, or in a public offering, in each case as reasonably determined by the Administrative Agent, and any terms of subordination thereof shall also benefit the holders of the obligations of the Parent and its Subsidiaries in respect of any Secured Hedge Agreements to which the Parent or any of its Subsidiaries are parties, (e) no Dividend Suspension Period or Event of Default shall have occurred and be continuing at the time of incurrence of such Debt or would result therefrom and (f) the proceeds of such Debt are applied, within 60 days of the incurrence thereof, to finance one or more acquisitions permitted under Section 6.02(f) or to effect mandatory prepayments pursuant to Section 2.05(b).

“Permitted Debt Restricted Payments” means, for any period, the Debt Restricted Payments permitted to be made pursuant to Section 6.02(g)(i)(A) and (B) during such period.

“Permitted Equity Restricted Payments” means, for any period, the Equity Restricted Payments permitted to be made pursuant to Section 6.02(g)(i)(C) during such period.

“Permitted Investments” means (a) any Investment in cash or Cash Equivalents, (b) any Investment or acquisition of assets, in each case solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent, (c) Investments in Cooperative Certificates made with financings not prohibited by this Agreement, (d) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, (e) any Investment received as non-cash consideration from any sales or dispositions of property or assets that was made pursuant to and in compliance with, or not prohibited by, Section 6.02(e) hereof, (f) Investments in accounts and notes receivable acquired in the ordinary course of business, and Investments received in satisfaction of judgments, settlements of debts or compromises of obligations in the ordinary course of business, in each case, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (g) receivables owing to the Parent or any Subsidiary of the Parent if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (h) Investments that are deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments or assets constituting Investments that were not acquired in contemplation of the acquisition of such Person, (i) Guaranty Obligations by a Loan Party of the Debt or other obligations of another Loan Party (or any Subsidiary of a Loan Party), (j) purchases or acquisitions of Licenses in the ordinary course of business, (k) Investments constituting Debt permitted under Section 6.02(b), and (l) the receipt by the Parent or any of its Subsidiaries of Investments as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, including, for avoidance of doubt, the release of claims against directory publishers.

“Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges, claims or levies to the extent not required to be paid under Section 6.01(b); (b) Liens imposed by law and materialmen’s, warehousemen’s, mechanics’, suppliers’, carriers’, workmen’s, landlords’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business (including, without limitation, deposits made to obtain the release of such Liens) securing obligations that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance laws, other types of social security or similar legislation or to secure public or statutory obligations or deposits securing liability to insurance carriers under insurance or self-insurance arrangements and reimbursement obligations under any letter of credit with respect to any of the foregoing; (d) pledges or deposits in the ordinary course of business to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, licenses, return-of-money bonds, leases, statutory or regulatory obligations, surety or appeals bonds (other than bonds related to judgments or litigation), performance or bid bonds, completion or performance guarantees or other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money or any other attachment or judgment, in each case, not constituting an Event of Default under Section 7.01(g) or securing appeal or other surety bonds related to such judgments or any related litigation; (f) easements, zoning ordinances and similar charges, restrictions, rights of way and other encumbrances, charges, restrictions, exceptions or other irregularities or rights of others for licenses, sewers, electric lines, telegraph and telephone lines, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, that do not render title to the property encumbered thereby unmarketable and do not materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries, taken as a whole; (g) restrictions on the transfer of Licenses or assets contained in any License or imposed by the Communications Act or comparable state legislation; (h) leases or subleases granted to third Persons not materially interfering with the ordinary course of business of the Parent and its Subsidiaries, taken as a whole, and any interest or title of a lessor or sublessor or lessee or sublessee under any operating lease; (i) ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located; (j) the filing of financing statements regarding true leases and rights of lessors in property subject to such leases; (k) Liens arising under or related to any statutory or common law provisions or other customary rights relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary; (l) pledges or deposits in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (m) any interest of a licensee under licensing agreements for use of intellectual property existing on the date hereof and hereafter entered into in the ordinary course of business; (n) Liens or deposits made in connection with account netting and other similar treasury management functions in the ordinary course of business; (o) Liens securing Debt permitted under clause (xi) of Section 6.02(b); (p) encumbrances on the “mortgaged property” permitted under any Mortgage of such mortgaged property; (q) Liens arising from any Tax Dispute; and (r) rights of set-off of third parties.

“Permitted Refinancing Indebtedness” means any Debt of the Parent or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Subordinated Debt of the Parent or any of its Subsidiaries; provided that:

(a) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount, or accreted value, if applicable, of the Subordinated Debt extended, refinanced, renewed, replaced, defeased or refunded, plus all accrued interest and premiums on such Subordinated Debt and the amount of all fees, expenses, penalties and premiums incurred in connection therewith;

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(c) such Permitted Refinancing Indebtedness is subordinated in right of payment to the prior payment of the Obligations of the Loan Parties under the Loan Documents on terms, taken as a whole, at least as favorable to the Lender Parties as those contained in the documentation governing the Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Restricted Payments” means, for any period, the aggregate Permitted Debt Restricted Payments and Permitted Equity Payments for such period.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Principals” means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (a) were directly attributable to any acquisition that occurred during such period or after such period and on or before the date of calculation, and were calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933, as amended, (b) were actually implemented on or before the date of calculation with respect to, and after the date of, any acquisition that occurred during such period, and (i) are supportable and quantifiable by underlying accounting records or other schedules prepared in good faith by the Borrower as demonstrated to the reasonable satisfaction of the Administrative Agent or (ii) are otherwise demonstrated to the reasonable satisfaction of the Administrative Agent or (c) (i) are directly attributable to such acquisition and (ii) the achievement of which are probable in the reasonable determination of the Borrower based on specifically identifiable actions to be taken, as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, and, in each case under clauses (a), (b) and (c) above, as if such reductions in costs had been effected as of the beginning of such period and are described in a certificate of an officer of the Borrower delivered to the Administrative Agent.

“Pro Rata Share” of any amount means, (a) with respect to the Revolving Credit Lender, 100% and (b) with respect to any Term B Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term B Commitment at such time, and the denominator of which is the Term B Facility at such time.

“Qualified IPO” means an initial public offering by the Parent or the Borrower of its common Equity Interests after giving effect to the application of the proceeds of which the Gross Leverage Ratio is not more than 4.30:1.00.

“Reduction Amount” has the meaning specified in Section 2.05(b)(vi).

“Reference Period” means, at any date, the period commencing on the first day of the first full fiscal quarter that starts after the date of a Qualified IPO and ending on the last day of the last fiscal quarter for which a quarterly compliance report has been delivered by the Borrower prior to such date.

“Refinancings” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Related Party” with respect to any Principal means (a) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partner, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Term B Advances outstanding at such time and (b) the Revolving Credit Commitment at such time or, if the Revolving Credit Commitment has been terminated, the aggregate Revolving Extensions of Credit at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Term B Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (B) in the case of the Revolving Credit Lender, the Revolving Credit Commitment (or Revolving Extensions of Credit, as applicable) outstanding at such time.

References herein to the “Required Term B Lenders” and “Required Incremental Advance Lenders” shall refer to the Lenders of such Class owed at least a majority of the sum of the total Advances of such Class at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payments” has the meaning specified in Section 6.02(g).

“Restricted Payments Basket Amount” means, on any date of determination (a) the sum of Available Cash for the Reference Period most recently ended (after giving effect to any reductions in the amount of Available Cash that occurred in any fiscal quarter completed following such Reference Period and prior to the date of determination) plus $50,000,000 minus (b) the aggregate amount of Restricted Payments made pursuant to Section 6.02(g)(i)(A)(y) to the extent exceeding the aggregate amount of Gross Excess Cash Flow from the Closing Date to the date of a Qualified IPO minus (c) the aggregate amount of dividends paid by the Parent on, or paid in respect of the repurchase of shares of, its Equity Interests during such Reference Period or on or prior to such date.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” has the meaning specified in Section 2.01(b).

“Revolving Credit Commitment” means, the amount set forth opposite the Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04. The original amount of the Revolving Credit Commitment of the Revolving Credit Lender is $75,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lender’s Revolving Credit Commitment at such time.

“Revolving Credit Lender” means RTFC, together with its successors and permitted assigns.

“Revolving Extensions of Credit” means at any time an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Advances made by the Revolving Credit Lender then outstanding and, (b) the L/C Obligations then outstanding.

“RTFC” has the meaning specified in the Preliminary Statements.

“RTFC Facilities” has the meaning specified in the Preliminary Statements.

“RTFC Line of Credit Rate” means the prevailing variable rate of interest established by RTFC from time to time for lines of credit similarly classified pursuant to RTFC’s policies and procedures then in effect, or as otherwise agreed between RTFC and the Borrower.

“RTFC Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article VI that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 4.01(a)(ii).

“Senior Leverage Ratio” means, at any date of determination, the ratio of Total Senior Debt of the Parent and its Subsidiaries at such date to Adjusted EBITDA of the Parent and its Subsidiaries for the Measurement Period most recently completed on or prior to such date.

“Significant Subsidiary” means, at any date of determination, any (i) Subsidiary of the Borrower that individually has or (ii) group of Subsidiaries of the Borrower, that in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 5% of (a) the Consolidated revenues of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.03(b) or (c), (b) the Consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.03(b) or (c), or (c) the Consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 6.03(b) or (c), in each case determined in accordance with GAAP for such period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In determining the Solvency of any Person hereunder, the value to such Person of its Investments in its Subsidiaries, and the assets and financial resources of such Subsidiaries, shall be taken into consideration.

“Subordinated Debt” means any Debt incurred by the Parent or any Subsidiary of the Parent that (a) is, on terms reasonably satisfactory to the Administrative Agent, expressly subordinated in right of payment to the prior payment in full of the Obligations of the Loan Parties under the Loan Documents, with any terms of subordination also benefiting the holders of the obligations of the Parent and its Subsidiaries in respect of any Secured Hedge Agreements to which the Parent or any of its Subsidiaries are parties, (b) is unsecured, (c) provides, on the date of issuance, a cash yield not to exceed 13.25% per annum, (d) requires no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Debt prior to the date 270 days after the Maturity Date, provided that this provision shall not apply to any prepayments required by, and shall not restrict any, customary change of control or asset sale provisions contained in the terms of such Debt and (e) does not contain any terms or conditions that are materially more restrictive, taken as a whole, on the Parent and its Subsidiaries than the terms and conditions customarily found in subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933, as amended, or in a public offering, in each case as reasonably determined by the Administrative Agent.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each Designated Subsidiary that shall be required to execute and deliver a guaranty pursuant to Section 6.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article IX, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.01(j), in each case as amended.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit; provided, however, that, from and after the date on which certain Existing Notes are required to be redeemed pursuant to Section 6.01(m), Surviving Debt shall not include the Existing Notes so redeemed.

“System” means, as to any Person, assets constituting a commercial radio communications system authorized under the Federal Communications Act or the rules, regulations or published orders of the FCC thereunder (including any license and the network, marketing, distribution, sales, customer interface and operations functions relating thereto) owned and operated by such Person.

“Tax Disputes” means the Coastal and Gulf Tax Disputes and the Alabama State Tax Disputes.

“Taxes” has the meaning specified in Section 2.11(a).

“Telecommunications Business” means the development, ownership or operation of one or more communications or information systems businesses or enterprises that provide voice, video transmission, data or Internet services, and any related, ancillary or complementary services; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors (or other analogous governing body) of the Parent and/or Holdings.

“Term B Advance” has the meaning specified in Section 2.01(a).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any applicable Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term B Commitment.” The original aggregate amount of the Term B Commitments of all Term B Lenders is $475,000,000.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments at such time.

“Term B Lender” means any Lender that has a Term B Commitment.

“Termination Date” means the earlier of the Maturity Date and the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.04 or 7.01.

“Total Debt” means, on any date, all Debt for Borrowed Money of the Parent and its Subsidiaries minus any Cooperative Certificates.

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Total Net Debt of the Parent and its Subsidiaries at such date to Adjusted EBITDA of the Parent and its Subsidiaries for the Measurement Period most recently completed on or prior to such date.

“Total Net Debt” means, on any date, Debt for Borrowed Money of the Parent and its Subsidiaries minus cash and Cash Equivalents on such date of the Parent and its Subsidiaries; provided, however, that (a) for purposes of calculating the Total Leverage Ratio hereunder, “Total Net Debt” shall not include Debt for Borrowed Money of Holdings to the extent of the amount of such Debt for Borrowed Money that is not subject to any requirement for cash payment and (b) for purposes of calculating the Total Leverage Ratio under the definition of “Qualified IPO,” “Total Net Debt” shall not include any Debt for Borrowed Money incurred specifically to purchase Cooperative Certificates.

“Total Senior Debt” means, on any date, the Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries outstanding on such date other than Debt in respect of the Existing Notes and the Coastal Facility minus cash and Cash Equivalents on such date of the Parent and its Subsidiaries.

“Type” refers to the distinction among Advances or Borrowings bearing interest at the Base Rate, Advances bearing interest at the Eurodollar Rate, and Advances bearing interest at the RTFC Line of Credit Rate.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the product of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, multiplied by (ii) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) The Term B Advances. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term B Commitment at such time. The Term B Borrowing shall consist of Term B Advances made simultaneously by each Term B Lender in an amount equal to its Pro Rata Share of the aggregate Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. The Revolving Credit Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance” or “Revolving Credit Borrowing”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an amount for each such Advance not to exceed the Available Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding L/C Obligations). Within the limits of the Available Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 3.05, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or a Borrowing consisting of RTFC Rate Advances, by the Borrower to the Administrative Agent, and the Administrative Agent shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) unless consented to by the Administrative Agent, the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder and for the 30-day period following the Closing Date (or such shorter period as shall be specified in its reasonable discretion by the Administrative Agent in a written notice to the Borrower and the Lenders) or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.09 and (ii) the Eurodollar Advances may not be outstanding as part of more than 9 separate Eurodollar Tranches.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Advances. (a) Term B Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Advances on the Maturity Date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the account of the Revolving Credit Lender on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Available Revolving Credit Commitment; provided, however, that each partial reduction of the Available Revolving Credit Commitment shall be (i) in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) made by reducing the Revolving Credit Commitment by an amount equal to such reduction.

(b) Mandatory. The Revolving Credit Facility shall be automatically and permanently reduced, on a pro rata basis, on each date on which prepayment thereof is required to be made pursuant to Section 2.05(b)(vii) in an amount equal to the applicable Reduction Amount, provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments.

SECTION 2.05. Prepayments. (a) Optional. The Borrower may, without premium or penalty, upon at least three Business Days’ notice to the Administrative Agent in the case of Eurodollar Rate Advances, or upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the proposed date of prepayment in the case of any Base Rate Advances or RTFC Rate Advances, in each case, stating the proposed date, the Facility or Facilities subject to the prepayment, the Type of Advances to be prepaid, the application of such prepayment among Facilities and Advances and aggregate principal amount of the prepayment for each, and if such notice is given the Borrower shall, prepay the specified outstanding aggregate principal amount of the applicable Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 10.04(c).

(b) Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances and, in the case of prepayment of any Eurodollar Rate Advances, such Advances comprising part of the same Eurodollar Tranches, and deposit an amount in the Collateral Account in an amount equal to the Applicable Prepayment Percentage of the Net Excess Cash Flow for such Fiscal Year.

(ii) The Borrower shall:

(A) on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (x) any Asset Sale by the Parent or any of its Subsidiaries pursuant to Section 6.02(e)(iii) or (y) the incurrence or issuance of any Debt by the Parent or any of its Subsidiaries (other than any Excluded Issuances), and

(B) on the Business Day following the 180th day following the receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from any Asset Sale referred to in clause (d) or (j) of the definition of Excluded Asset Sale to the extent such Net Cash Proceeds have not been invested or applied as contemplated thereby within such 180 day period, prepay an aggregate principal amount of the Advances comprising, in the case of prepayment of any Eurodollar Rate Advances, part of the same Eurodollar Tranches, and deposit an amount in the Collateral Account, in an amount equal to the amount of such Net Cash Proceeds less any amount of such Net Cash Proceeds required to be applied to prepay the Coastal Facility by its terms.

(iii) (A) Prior to a Qualified IPO (and excluding (i) any transaction constituting a Qualified IPO, (ii) any Permitted Investment described in clause (b) of the definition of “Permitted Investments” and (iii) any sale or issuance of Equity Interests in the Parent in a transaction permitted by Section 6.02(f)(vi)), the Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from the issuance of any Equity Interest in the Parent, prepay an aggregate principal amount of the Advances comprising, in the case of prepayment of any Eurodollar Rate Advances, part of the same Eurodollar Tranches, and deposit an amount in the Collateral Account, in an amount equal to 50% of the amount of such Net Cash Proceeds less any amount of such Net Cash Proceeds required to be applied to prepay the Coastal Facility by its terms and (B) after a Qualified IPO, the Borrower shall, on or prior to the 60th day following the last day of each fiscal quarter of the Parent during any Dividend Suspension Period, prepay an aggregate principal amount of the Advances comprising, in the case of prepayment of any Eurodollar Rate Advances, part of the same Eurodollar Tranches, and deposit an amount in the Collateral Account, in an amount equal to 50% of the increase in the Restricted Payments Basket Amount during such fiscal quarter.

(iv) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances and deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the aggregate Revolving Extensions of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(v) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate undrawn amount of all Letters of Credit then outstanding exceeds the L/C Sublimit on such Business Day.

(vi) Subject to clause (vii) below, prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), (iii) or (iv) above shall be first applied to prepay Advances made as a result of any drawings under Letters of Credit that have not been reimbursed pursuant to Section 3.05 until such Advances are paid in full, second applied to prepay Revolving Credit Advances then outstanding, until such Advances are paid in full and third deposited in the Collateral Account to cash collateralize 100% of the aggregate then undrawn amount of the Letters of Credit then outstanding, and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii) or (iii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate then undrawn amount of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being referred to herein as the “Reduction Amount”) may be retained by the Borrower and the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.04(b). Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Lender or Revolving Credit Lenders, as applicable.

(vii) Any prepayment of Advances pursuant to this Section 2.05(b) (other than clauses (iv) and (v) of this Section 2.05(b)) shall be applied, first, to the Term B Advances, ratably in accordance with the respective principal amounts thereof outstanding; and second, to the Revolving Credit Facility in accordance with clause (vi) of this Section 2.05(b).

(viii) If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Advances under this Section 2.05(b), notwithstanding any term of Section 2.05 or 10.04 to the contrary, the Borrower shall have the right, in lieu of making such prepayment in full on the applicable date of prepayment provided in this section, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Advances and shall be applied to the prepayment of the applicable Eurodollar Rate Advances at the end of the current Interest Periods applicable thereto.

(ix) All prepayments under this subsection (b) shall be made, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid, and together with any amounts owing pursuant to Section 10.04(c).

SECTION 2.06. Interest. (a) Scheduled Interest. (i) Each Term B Advance shall be comprised entirely of Base Rate Advances or Eurodollar Rate Advances. The Borrower shall pay to the Administrative Agent for the account of each Term B Lender interest on the unpaid principal amount of each Revolving Credit Advance and each Term B Advance owing to such Term B Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(A) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(B) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(ii) Each Revolving Credit Advance shall be comprised entirely of RTFC Rate Advances. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to the Revolving Credit Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the RTFC Line of Credit Rate in effect from time to time plus the Applicable Margin, payable in arrears quarterly on the first day of each April, July, October and January during such periods and on the date such Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of a Default under Section 7.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) to the fullest extent permitted by applicable law, the unpaid principal amount of each Advance owing to each Lender Party that is not paid when due, from the date such principal amount shall be due until the date such overdue amount is paid in full, payable in arrears (A) with respect to any Base Rate Advance or Eurodollar Rate Advance, on the dates referred to in clause (A) or (B) of Section 2.06(a)(i), as applicable, and on demand and (B) with respect to any RTFC Rate Advance, on the date such overdue amount shall be paid in full and on demand, in each case under clauses (A) and (B) of this subsection (b), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.06(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable (other than principal) under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.06(a); provided, however, that, following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.08 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.07. Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.08. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.09, Convert all or any portion of the Term B Advances to a different Type of Term B Advances; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, no Conversion of any Term B Advances shall result in more separate Borrowings than permitted under Section 2.02(b), and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Term B Lenders in accordance with their Term B Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(ii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the Closing Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority issued or made after the Closing Date (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to purchase or purchasing or maintaining L/C Obligations (excluding, for purposes of this Section 2.09, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.11 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by any foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any jurisdiction in which such Lender Party is otherwise engaged in a trade or business as a result of transactions unrelated to the Loan Documents (except to the extent such tax is imposed because of a connection between the Borrower, its agent or any affiliate and the jurisdiction imposing such tax) or any political subdivision thereof), then the Borrower shall from time to time, within 10 days of written demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party on an after-tax-basis for such increased cost. As a condition to receipt of payment, such Lender Party shall provide the Borrower a certificate as to the amount of such increased cost and containing a reasonably detailed calculation of such amount, which certificate shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall not be obligated to pay any amounts pursuant to this paragraph for periods occurring prior to the 90th day before the giving of such certificate unless a change in law or regulation has retroactive effect and in such case, the 90-day period shall be extended to include the period of the retroactive effect.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority adopted, issued or made after the Closing Date (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, within 10 days of written demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party on an after-tax-basis in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to the issuance or maintenance of or participation in any Letters of Credit. As a condition to receipt of payment, such Lender Party shall provide the Borrower a certificate as to such amount and containing a reasonably detailed calculation thereof, which certificate shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall not be obligated to pay any amounts pursuant to this paragraph for periods occurring prior to the 90th day before the giving of such certificate.

(c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the Closing Date shall make it unlawful, or any central bank or other governmental authority shall assert after the Closing Date that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

(e) In the event that any Lender Party (i) demands payment of costs or additional amounts pursuant to Section 2.09 or Section 2.11 or asserts, pursuant to Section 2.09(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances, (ii) becomes a Defaulting Lender or (iii) does not agree to an amendment, waiver or consent referred to in Section 10.01(a) and the applicable Required Lenders have agreed to sign such amendment, waiver or consent, as the case may be, then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign, and upon such election such Lender Party shall promptly assign, its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee, (b) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.09, 2.11, 2.15 and 10.04), (c) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 10.07 and (d) in the case of subclause (iii) above, each such assignee agrees to the amendment, waiver or consent referred to therein.

SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received, solely for purposes of the calculation and accrual of interest and fees payable under the Loan Documents, on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation under the Loan Documents then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) [Reserved.]

(c) All computations of interest based on the Base Rate or the RTFC Line of Credit Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be due on and made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Secured Parties under or in respect of this Agreement and the other Loan Documents or Secured Hedge Agreements on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Secured Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lender Parties under Section 10.04 hereof, Section 24 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lender Parties on such date;

(iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.09 and 2.11 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations under or in respect of the Loan Documents that is due and payable to the Agents and the Lender Parties under Section 2.06(b) on such date and any default interest under the Secured Hedge Agreements that is due and payable to the Hedge Banks, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Lender Parties and the Hedge Banks on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Lender Parties under Section 2.06(a) on such date and the accrued and unpaid interest on the obligations under the Secured Hedge Agreements that is due and payable to the Hedge Banks, ratably based upon the respective aggregate amounts of all such interest owing to the Lender Parties and Hedge Banks on such date;

(vi) sixth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Lender Parties on such date and the aggregate amount of all of the outstanding Obligations under the Secured Hedge Agreements that is due and payable to the Hedge Banks, ratably based upon the respective aggregate amounts of all such principal owing to the Lender Parties and all Obligations owing to the Hedge Banks under the Secured Hedge Agreements on such date; and

(vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents and the Secured Hedge Agreements that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties ratably in accordance with such Lender Party’s share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (B) the aggregate undrawn amount of all Letters of Credit then outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations under the Loan Documents then owing to such Lender Party, as the Administrative Agent shall direct.

SECTION 2.11. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profits tax) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profit taxes) by any state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any jurisdiction in which such Lender Party is otherwise engaged in a trade or business as a result of transactions unrelated to the Loan Documents (except to the extent such tax is imposed because of a connection between the Borrower, its agent or any affiliate and the jurisdiction imposing such a tax) or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Loan Documents being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party that is a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender Party listed on the signature pages hereto on the Closing Date and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower, provide each of the Administrative Agent and the Borrower with two original duly completed Internal Revenue Service Forms W-9 (or any subsequent versions thereof or successors thereto). Each Lender Party that is not a United States person shall, on or prior to the date of its execution and delivery of this Agreement and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party, as the case may be, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original duly completed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a

Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents. Each Lender Party agrees to notify the Administrative Agent and the Borrower of any change in circumstances that would modify or render invalid such Lender Party’s basis for a claimed exemption from, or reduction of, withholding tax. In addition, each Lender Party agrees, to the extent legally able to do so, to deliver to the Administrative Agent and the Borrower new versions of any such form or document provided under this Section 2.11(e) after any change in circumstance requiring a change in such form or document. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. For purposes of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) If the Administrative Agent or any Lender Party determines in its sole discretion that it has received a refund, credit (other than any foreign tax credit) or other reduction of taxes in respect of any Taxes that have been indemnified by the Borrower in respect of which the Borrower has paid additional amounts to such Agent or Lender Party pursuant to this Section 2.11, such Agent or Lender Party, as the case may be, shall pay over such refund, credit or reduction to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, to such Agent or Lender Party under this Section 2.11 with respect to the taxes giving rise to such refund, credit or reduction), net of all out-of-pocket expenses of such Agent or Lender Party (including any taxes imposed with respect to such refund) as is determined by such Agent or Lender Party in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower agrees, upon the request of such Agent or Lender Party, as the case may be, to repay as soon as reasonably practicable the amount paid over to such Agent or Lender Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender Party in the event such Agent or Lender Party, as the case may be, is required to repay such refund to such Governmental Authority. Nothing in Section 2.11(g) shall be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower.

(h) Any Lender Party claiming increased payments pursuant to Section 2.11(a) as a result of any applicable Taxes shall use its reasonable efforts (to the extent not inconsistent with such Lender Party’s internal policies and applicable legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office or any other office from which such Lender Party makes or maintains any extension of credit under this Agreement or any other Loan Documents, if, in the judgment of such Lender Party, the making of such change (i) would avoid the need for or reduce the amount of any such increased payment and (ii) would not subject such Lender Party to any unreimbursed or unindemnified cost or expense and would not otherwise be disadvantageous to such Lender Party in any material respect. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender Party in connection with any such change.

SECTION 2.12. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.13. Pro Rata Treatment and Payments. (a) Each Borrowing under a Facility, each payment by the Borrower on account of any commitment fee under a Facility, if any, and any reduction of the Commitments of the Lenders under a Facility, if any, shall be made pro rata according to the respective Pro Rata Shares of the Lenders under such Facility. Subject to Section 2.13(c), each payment (other than prepayments as set forth in Sections 2.13(b) or (c)) in respect of principal or interest in respect of Advances under any Facility shall be applied to the amounts of such obligations owing to the Lenders under such Facility pro rata according to the respective amounts owing to such Lenders. Each payment in respect of expenses or other amounts payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts owing to the Lenders. To the extent applicable, the application of any prepayment shall be made, first, to Base Rate Advances and, second, to Eurodollar Rate Advances.

(b) Each optional prepayment of the Term B Advances under the Term B Facility made pursuant to Section 2.05(a) and each mandatory prepayment required by Section 2.05(b) shall be allocated among the Term B Lenders holding such Term B Advances pro rata based on the principal amount of such Term B Advances held by such Lenders.

(c) Each payment in respect of Reimbursement Obligations in connection with any Letter of Credit shall be made to the relevant Issuing Lender.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely (a) in the case of the Term B Facility, together with cash on hand, for the Refinancings, (b) in the case of the Revolving Credit Facility, for working capital and general business purposes, including capital expenditures and acquisitions, of the Parent and its Subsidiaries and (c) in the case of any Commitment Increase, to prepay any Term B Advance outstanding prior to such Commitment Increase and/or for working capital and general business purposes, including capital expenditures and acquisitions, of the Parent and its Subsidiaries.

SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such

Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount and any such application shall not give rise to a payment default or a Default. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and

(ii) second, to any Lender Parties for any Defaulted Amounts then owing to such Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents; and

(ii) second, to any Lender Parties for any amount then due and payable by such Defaulting Lender to such Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such Lender Parties; and

(iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that, upon request to the Administrative Agent and the Borrower by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Advances or Term B Advances, as the case may be, of such Lender, substantially in the forms of Exhibit A-1 (in the case of the Revolving Credit Advances) or A-2 (in the case of the Term B Advances), respectively (a “Revolving Credit Note” or “Term B Note,” respectively; such notes being, collectively, the “Notes”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of Advances on the date of a borrowing.

(b) The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be, to the extent not prohibited by law, prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, in each case, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Incremental Facility. (a) The Borrower may, at any time prior to the Termination Date, by notice to the Administrative Agent, request the addition of a new facility or an increase in any or all of the Term B Commitments (each of such commitment increases and any new facility being a “Commitment Increase”) equal to up to $200,000,000 in the aggregate for all Commitment Increases, each of which to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date then in effect (for each such Commitment Increase, the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all Commitment Increases exceed $200,000,000; (ii) on the Increase Date, the applicable conditions set forth in Section 4.02 and in clause (d) of this Section 2.17 shall be satisfied; (iii) on the Increase Date the Parent is in pro forma compliance with all financial covenants set forth in Section 6.04; (iv) on the Increase Date no Default or Event of Default shall have occurred and be continuing; (v) any increase in the amount of the Term B Facility or any new facility shall have a maturity date no earlier than the Maturity Date (but may have nominal amortization prior to the Maturity Date so long as the Weighted Average Life to Maturity of such increase or new facility is no shorter than the weighted average life to maturity of the then-remaining Advances under the Term B Facility); (vi) to the extent of the addition of a new facility, such new facility shall bear interest at a rate no greater than 0.50% per annum above the rate in respect of the Term B Facility then in effect (and the rate in respect of the Term B Facility shall be increased (without any further action required to be taken by any party) to the extent necessary to comply with the foregoing); provided that this clause (vi) shall not apply to any new facility for which RTFC is initially the sole lender; (vii) except as set forth in clause (v) above, any increase in the amount of the Term B Facility shall be on terms identical to the existing Term B Facility; (viii) except as set forth in clauses (v) and (vi), to the extent of the addition of a new facility, such facility shall have terms and conditions, taken as a whole, substantially the same as (and in no event shall such terms and conditions, taken as a whole, be more favorable in any material respect to the lenders thereunder than) those, taken as a whole, applicable to the Term B Facility (in each case, including with respect to sharing of mandatory and voluntary prepayments) and shall be on other terms and conditions that are reasonably satisfactory to the Administrative Agent; (ix) the Term B Lenders shall initially have the right, but not the obligation, to commit to up to their Pro Rata Share (or, if consented to by the Borrower and the Administrative Agent to cover declines by other Term B Lenders, more than their Pro Rata Share) of a Commitment Increase ratably based on the applicable Term B Commitments of the Term B Lenders; and (x) notwithstanding any other provision of any Loan Document (including, without limitation, Section 10.01), the Loan Documents may be amended by the Administrative Agent and the Borrower, if necessary, to provide for terms applicable to each Commitment Increase consistent with the terms hereof.

(b) The Administrative Agent shall promptly notify the Term B Lenders of a request by the Borrower for a Commitment Increase in respect of the Term B Facility and any new facility, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Term B Lender that is willing to participate in the requested Commitment Increase (each an

“Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to commit to increase its, or to provide a Term B Commitment or to commit to provide under such new facility, as the case may be. If the Term B Lenders notify the Administrative Agent that they are willing to participate in a Commitment Increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Term B Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Term B Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Term B Lenders are willing to participate in the requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Term B Lenders as of the Commitment Date.

(d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) certified copies of resolutions of the Board of Directors (or other analogous governing body) of the Borrower approving the applicable Commitment Increase and the corresponding modifications to this Agreement and an opinion of counsel for the Borrower (which may be in-house counsel), addressing the due execution, authorization, delivery and enforceability of the documents evidencing such Commitment Increase and the absence of any violation of applicable law, constitutive documents or contracts binding upon the Borrower, in a form reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii) conformation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the applicable Commitment Increase to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.01. L/C Issuances. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lender set forth in Section 3.04(a), may agree from time to time in its sole discretion to issue standby letters of credit and, to the extent available from such Issuing Lender, commercial letters of credit (collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit hereunder; and provided further that no Letter of Credit may be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit or (ii) the Available Revolving Credit Commitment would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the scheduled termination date of the Revolving Credit Facility; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law.

SECTION 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at their addresses for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request and consistent with its customary procedures. Upon receipt of any Application, an Issuing Lender will determine, in its sole discretion, whether to process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, in the event such Issuing Lender chooses to issue the Letter of Credit requested, it shall issue (which shall be deemed a Borrowing for purposes of Section 4.02), within five Business Days (but in no event earlier than three Business Days) after receipt by such Issuing Lender and the Administrative Agent of the Application therefor and all such other certificates, documents and other papers and information relating thereto that are required to be delivered hereunder, the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

SECTION 3.03. Fees and Other Charges. (a) As to any Letter of Credit, in the event that RTFC or one of its affiliates shall not be the Issuing Lender of such Letter of Credit, the Borrower shall pay any confirmation or other required fee as may be necessary for such Issuing Lender to issue such Letters of Credit. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee in an amount equal to 0.25% of the aggregate drawable amount of each outstanding Letter of Credit issued by it, which fee shall be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of the applicable Letter of Credit.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal, customary and reasonable costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under or amending any Letter of Credit issued by it.

SECTION 3.04. Reimbursement Obligation of the Revolving Credit Lender. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to the Revolving Credit Lender, and, to induce each Issuing Lender to issue Letters of Credit hereunder, the Revolving Credit Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for the Revolving Credit Lender’s own account and risk, a 100% interest in all of such Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. The Revolving Credit Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, the Revolving Credit Lender shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand at the Administrative Agent’s account (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by the Revolving Credit Lender to the Administrative Agent, for the account of an Issuing Lender, pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, who shall notify the Revolving Credit Lender and the Revolving Credit Lender shall pay to the Administrative Agent, for the account of such Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by the Revolving Credit Lender pursuant to Section 3.04(a) is not made available to the Administrative Agent, for the account of such Issuing Lender, by the Revolving Credit Lender within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from the Revolving Credit Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Advances under the Term B Facility. A certificate the Administrative Agent submitted on behalf of such Issuing Lender submitted to the Revolving Credit Lender with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent or the Revolving Credit Lender the amount of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent, for the account of the Revolving Credit Lender (and thereafter the Administrative Agent shall promptly pay the Revolving Credit Lender), the amount of such payment; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, the Revolving Credit Lender shall return to the Administrative Agent, for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender), the portion thereof previously distributed by such Issuing Lender.

SECTION 3.05. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit no later than 3:00 P.M. (New York City time) or, if such notice is given after 3:00 P.M. (New York City time), the date following such date of notice, and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date on which such Issuing Lender notifies the Borrower of the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.06(a)(ii) and (ii) thereafter, Section 2.06(b). Each drawing under any Letter of Credit shall (unless an event of the type described in Section 7.01(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.04 for funding by the Revolving Credit Lender shall apply) constitute a request by the Borrower to the Administrative Agent for a Borrowing pursuant to Section 2.02(a) of Revolving Credit Advances in the amount of such drawing, in each case, without regard to the notice requirements of Section 2.02(a) and the conditions in Section 4.02. The date of such Borrowing shall be the first date on which a Revolving Credit Borrowing could be made, pursuant to Section 2.02(a), if the Administrative Agent had received a notice of such Borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

SECTION 3.06. Obligations Absolute. To the extent not prohibited by applicable law, the Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Lender (in the event such Issuing Lender determines in its sole discretion to issue a Letter of Credit) to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with the Initial Extension of Credit (and Sections 2.01 and 3.01 of this Agreement shall become effective on and as of the first date (the “Closing Date”) on which such conditions precedent have been satisfied):

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.01(j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or in its reasonable judgment desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Extension of Credit, and all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) all other recordings and filings of or with respect to the Security Agreement in form appropriate for filing that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder, and

(F) the Deposit Account Control Agreements referred to in the Security Agreement, duly executed by the applicable Loan Parities and each Pledged Account Bank referred to in the Security Agreement.

(iii) [Reserved.]

(iv) Certified copies of the resolutions of the Board of Directors (or other analogous governing body) of each Loan Party approving the Refinancings, if applicable, and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Refinancings, if applicable, and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its Chief Executive Officer or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 4.01(a)(v), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 4.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due organization and good standing or valid existence of such Loan Party as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) A certificate in substantially the form of Exhibit F hereto, attesting to the Solvency of each Loan Party before and after giving effect to the Refinancings, from the Chief Financial Officer of the Borrower.

(ix) The Lender Parties shall have received the following regarding each Loan Party and its Subsidiaries: (A) audited Consolidated financial statements of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2004 and unaudited Consolidated financial statements of the Parent and its Subsidiaries for the quarters ending after the Fiscal Year ended December 31, 2004 through the most recently completed fiscal quarter for which financial statements are available, which in each case, (x) shall be satisfactory in form and substance to the Lead Arrangers and (y) shall not be materially inconsistent with the information provided to the Joint Bookrunners prior to July 6, 2005; (B) forecasts prepared by management of the Parent, each in form reasonably satisfactory to the Lead Arrangers, of balance sheets, income statements and cash flow statements for each fiscal quarter in 2005 and for each Fiscal Year through 2012, commencing with the first Fiscal Year following the Closing Date; and (C) evidence satisfactory to the Lead Arrangers that the Total Leverage Ratio of the Parent and its Subsidiaries for the last Measurement Period of the Parent ended at least 30 days prior to the Closing Date was not greater than 5.75:1.00 (determined on a pro forma basis after giving effect to the Refinancings).

(x) Evidence of insurance with respect to the Loan Parties, to the extent required by Section 6.01(d) hereof, naming the Collateral Agent as additional insured and loss payee.

(xi) A Notice of Borrowing relating to the Initial Extension of Credit.

(xii) A reasonably satisfactory opinion of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the Loan Parties, and Matt L. Springer, in-house counsel for the Loan Parties, in substantially the form of Exhibits G-1 and G-2 hereto, respectively.

(b) Simultaneously with the Initial Extension of Credit, the Borrower shall have effected the Refinancings on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Bookrunners. All liens and security interests in respect of the refinanced Debt shall have been released, or arrangements therefor shall have been made to the reasonable satisfaction of the Joint Bookrunners, and the Joint Bookrunners shall have received a “pay-off” or similar letter or letters reasonably satisfactory to the Joint Bookrunners with respect to the refinanced debt and, if applicable, the release of any Liens securing such debt.

(c) Before giving effect to the Refinancings, there shall have occurred no Material Adverse Change since December 31, 2004.

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the knowledge of such Loan Party or Subsidiary, threatened before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 5.01(g) hereto (the “Disclosed Litigation”).

(e) All material Governmental Authorizations and shareholder and third party consents and approvals necessary in connection with the Refinancings shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect.

(f) All loans made by the Lenders to the Borrower or any of its Affiliates shall be in compliance with the regulations in respect of Margin Stock contained in Regulation U.

(g) The Joint Bookrunners shall be satisfied that (i) the Parent and its Subsidiaries will be able to meet their material obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Parent and its ERISA Affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in material liability.

(h) After giving effect to the Refinancings, the Parent and its Subsidiaries shall have outstanding no debt or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Surviving Debt, the minority interest in Coastal Communications, Inc. and such other preferred stock as is acceptable to the Joint Bookrunners.

(i) The Parent shall have complied with, or caused the Borrower to comply with, all of the terms of any fee letters with the Arrangers or RTFC to be complied with on or before the Closing Date. The Borrower shall have paid all due and payable fees of the Lenders listed on the signature pages hereto on the Closing Date and all due and payable expenses of the Agents (including the due and payable fees and expenses of counsel to the Administrative Agent and local counsel to the Administrative Agent) required under such fee letters to be paid in connection with the Loan Documents.

(j) The Borrower shall have obtained debt ratings for the Facilities from Moody’s and S&P.

SECTION 4.02. Conditions Precedent to Each Borrowing. The obligation of each Appropriate Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and on the date of each such Borrowing, the Borrower shall be deemed to have represented and warranted that):

(i) the representations and warranties of each Loan Party contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except, in each case, with respect to representations and warranties made only as of, or relating to, an earlier date;

(ii) no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom; and

(iii) in the case of a Borrowing after a Qualified IPO, after giving effect to such Borrowing and the application of proceeds thereof, the ratio of Consolidated Total Net Debt of the Parent and its Subsidiaries as of the date of such Borrowing to Adjusted EBITDA of the Parent and its Subsidiaries for the Measurement Period most recently completed on or prior to the date of such Borrowing shall not exceed 5.50 to 1.0.

SECTION 4.03. Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender Party shall be deemed to have consented to, approved, waived or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of each of the Administrative Agent and the Borrower responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed or be in good standing could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, all of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non assessable and are owned in the amounts and under the names of the persons specified on Schedule 5.01(a) hereto free and clear of all Liens.

(b) As of the date hereof, set forth on Schedule 5.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number. As of the date hereof, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Set forth on Schedule 5.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents or as otherwise permitted under this Agreement.

(d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, except where such violation could not reasonably be expected to result in a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except where such conflict, breach, default or payment requirement could not reasonably be expected to result in a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the material properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

(e) With such exceptions as could not reasonably be expected to result in a Material Adverse Effect and except such as have been obtained or made, no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) to the extent required pursuant thereto or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of such Loan Party or Subsidiary, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(h) The Consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young, independent public accountants, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated financial condition of Holdings and its Subsidiaries as at such dates and the Consolidated results of operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since December 31, 2004, there has been no Material Adverse Change.

(i) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Parent and its Subsidiaries delivered to the Lender Parties pursuant to Section 4.01(a)(ix) or 6.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial performance (it being understood that no assurance has been given or will be given that such forecasts have been or will be achieved).

(j) Neither the Information Memorandum nor any other information, exhibit or report furnished (in each case, as modified or supplemented from time to time) by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, as of the date furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, taken as a whole, not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information and other projections and forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that no assurance has been given or will be given that projected financial information, other projections and forward looking information have been or will be achieved).

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) The Borrower is not an “investment company,” subject to regulation under, and as defined in, the Investment Company Act of 1940, as amended. The Borrower is not a “holding company” subject to regulation under, and as defined in, the Public Utility Holding Company Act of 1935, as amended.

(m) To the extent required under the Loan Documents, within 10 days of the Closing Date, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral, securing the payment of the Secured Obligations. The Loan Parties are the legal and beneficial owners of the Collateral or otherwise have rights in the Collateral free and clear of any Lien, except for the Liens and security interests created or permitted under the Loan Documents.

(n) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o) (i) No ERISA Event exists or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(p) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could reasonably be expected to form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that in each case could reasonably be expected to have a Material Adverse Effect.

(q) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement with any Person other than tax sharing agreements among the Parent and/or any of its Subsidiaries.

(ii) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all Federal income and other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, in each case to the extent required by Section 6.01(b).

(iii) Other than any of the Tax Disputes, no issues have been raised by the Internal Revenue Service that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(iv) Other than any of the Tax Disputes, no issues have been raised by any state or local taxing authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(r) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(s) Set forth on Schedule 5.01(s) hereto is a complete and accurate list as of the Closing Date of all Existing Debt (other than Surviving Debt) with an outstanding principal amount in excess of $250,000, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(t) Immediately after the occurrence of, and as of, the Closing Date, there is no Surviving Debt other than Debt set forth on Schedule 5.01(t).

(u) Set forth on Schedule 5.01(u) hereto is a complete and accurate list as of the Closing Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing Debt with an outstanding principal amount in excess of $50,000, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(v) Set forth on Schedule 5.01(v) hereto is a complete and accurate list of all real property owned as of the Closing Date by any Loan Party (excluding any indefeasible right of use agreement or similar arrangement), showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. It is understood and agreed that for the purposes of the Loan Documents, any reference to “real property” shall not include any interests in any indefeasible right of use agreement or similar arrangement.

(w) (1) Set forth on Schedule 5.01(w)(1) hereto is a complete and accurate list of all leases of real property under which any Loan Party is as of the date hereof the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(2) Set forth on Schedule 5.01(w)(2) hereto is a complete and accurate list of all leases of real property under which any Loan Party is as of the date hereof the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(x) Set forth on Schedule 5.01(x) hereto is a complete and accurate list of all Investments held by any Loan Party on the date hereof with an outstanding principal amount or value in excess of $25,000, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

ARTICLE VI

COVENANTS OF THE PARENT

SECTION 6.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; and obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; except, in each case, where the failure to so comply, obtain or renew could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts (subject to such self-insurance retentions or deductibles), and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that Holdings or the Borrower may consummate any entity reorganization for the purpose of effecting a Qualified IPO and any other Person may consummate any other merger, transaction or consolidation permitted under Section 6.02(d); provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors (or analogous governing body) of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Lender Parties; and provided further that Holdings or the Borrower may convert from a Delaware limited liability company into a Delaware corporation pursuant to Section 265 (or any successor section thereto) of the Delaware General Corporation Law, as amended, or from a Delaware corporation into a Delaware limited liability company pursuant to Section 18-214 (or any successor section thereto) of the Delaware Limited Liability Company Act, as amended.

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, during normal business hours and upon three Business Days’ advance notice to the Borrower (unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (and the officers of the Parent or such Subsidiary shall have the right to be present at such discussions).

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of records and accounts, in which entries which are full and correct in all material respects, shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Parent or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate other than: (A) any employment agreement entered into by the Parent or any of its Subsidiaries in the ordinary course of business of the Parent or such Subsidiaries, (B) transactions with a Person that is an Affiliate of the Parent solely because the Parent owns an Equity Interest in such Person, (C) payment of reasonable fees, expenses and compensation to officers, directors and employees of the Parent or any of its Subsidiaries and customary indemnification and insurance arrangements in favor of any director, officer or employee of the Parent or any of its Subsidiaries, and any agreement relating to any of the foregoing entered into in the ordinary course of business, (D) sales or issuances of Equity Interests (other than Disqualified Stock) in the Parent, (E) Investments or Restricted Payments by the Parent or any of its Subsidiaries pursuant to Section 6.02(f)(i), 6.02(f)(ii) or 6.02(g) (other than subclauses (xiv) thereof), (F) loans or advances, not to exceed $2,000,000 in the aggregate at any time outstanding, to employees in the ordinary course of business, (G) transactions between or among the Parent and/or any of its Subsidiaries, (H) any agreements binding upon the Parent or any of its Subsidiaries in existence on the Closing Date and described on Schedule 6.01(i) hereto (including, without limitation, any shareholders agreements or registration rights agreements with existing equity holders), and any renewals, replacements or continuations thereof entered into after the Closing Date that are on terms no less favorable, taken as a whole, in any material respect to the Parent or such Subsidiary than the agreements being renewed, replaced or continued, (I) any entity reorganization of Holdings or the Borrower for the purpose of effecting a Qualified IPO, (J) solely with the proceeds of a Qualified IPO, the repurchase of common Equity Interests of Holdings from certain holders of common Equity Interests in Holdings, (K) the Refinancings and (L) the redemption of the minority interest in Coastal Communications, Inc. for an aggregate amount not to exceed $3,000,000.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the formation of a Parent (other than Holdings or the Borrower) or the formation or acquisition of any new Designated Subsidiaries by the Parent or (y) the acquisition of any property by any Loan Party, and such property shall not already be subject to a security interest with the perfection and priority required pursuant to the Collateral Documents in favor of the Collateral Agent for the benefit of the Secured Parties, then, in each case, at the Parent’s expense:

(i) in connection with the formation of a Parent (other than Holdings or the Borrower) or the formation or acquisition of a Designated Subsidiary, within 30 days after such formation or acquisition, cause such Parent or each such Designated Subsidiary, as the case may be, to duly execute and deliver to the Collateral Agent a Guaranty Supplement,

(ii) within 10 days after such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Designated Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to, the Collateral Agent and on terms and conditions consistent with the other Loan Documents, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties to the extent required in such documents and (B) the formation of a Parent (other than Holdings or the Borrower) or the formation or acquisition of any new Designated Subsidiary of the Parent, cause such Parent or Designated Subsidiary, as the case may be, to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory, to the Collateral Agent and on terms and conditions consistent with the other Loan Documents, securing payment of all of the obligations of the Parent or such Designated Subsidiary, as the case may be, under the Loan Documents; provided that if such new property is Equity Interests in a Foreign Subsidiary, no more than 65% of the Equity Interests in such Foreign Subsidiary shall be required to be pledged in favor of the Secured Parties,

(iv) within 30 days after such formation or acquisition, take, and cause each Loan Party, the newly formed Parent (other than Holdings or the Borrower) and each newly acquired or newly formed Designated Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents), as reasonably requested by the Collateral Agent, that are necessary in the reasonable judgment of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 6.01(j),

(v) within 60 days after such formation, deliver to the Collateral Agent, upon the request of the Collateral Agent, a signed copy of a customary legal opinion, addressed to the Collateral Agent, the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to (1) the due execution, authorization and delivery of the agreements required to be delivered by clauses (i) and (iii)(B) of this Section 6.01(j), (2) such agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and (3) the validity and perfection of the security interests granted by the newly formed Parent (other than Holdings or the Borrower) or any new Designated Subsidiary pursuant to the agreements described in clause (iii)(B) of this Section 6.01(j), and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Collateral Agent in its reasonable discretion, to the Collateral Agent with respect to each parcel of real property owned by any Loan Party, the newly formed Parent (other than Holdings or the Borrower) or such new Designated Subsidiary with a fair market value in excess of $100,000 as of the date of such formation or acquisition, title reports and surveys, each in scope, form and substance reasonably satisfactory to the Collateral Agent.

(k) Further Assurances. Promptly upon reasonable request by the Collateral Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Collateral Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

(l) Interest Rate Hedging. Enter into, or cause the Borrower and its Subsidiaries to enter into, prior to the 180th day after the Closing Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount equal to, not less than 50% of aggregate principal amount of all Debt of the Parent and its Subsidiaries, for a period of no less than two years from the Closing Date.

(m) Notes Refinancing. Cause the Borrower to (i) within three Business Days of the Closing Date, give notice to the holders of the Existing Notes of the redemption of $102,000,000 of Existing Notes in accordance with the terms of the Indenture and (ii) redeem such Existing Notes on the date specified in such notice.

(n) Post-Closing Releases. No later than 60 days following the Closing Date, use commercially reasonable efforts to effect the execution, delivery and recordation of such releases and termination statements including, without limitation, releases and termination statements with respect to any and all mortgages and financing statements filed by or on behalf of RTFC under the RTFC Facilities, in each case to the reasonable satisfaction of the Collateral Agent.

SECTION 6.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired, or authorize, or permit any of its Subsidiaries to authorize, under the Uniform Commercial Code of any jurisdiction, an effective financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 5.01(u) hereto;

(iv) Liens upon or in real property, equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure all or part of the purchase price of such real property, equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or equipment to be subject to such Liens, or Liens existing on any such real property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, refinancings, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the real property or equipment being acquired, held, constructed or improved, and no such extension, refinancing, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, refinanced, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not, when aggregated with all Debt under Capitalized Leases, exceed the amount permitted under Section 6.02(b)(ii) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 6.02(b); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens securing Debt that is a refinancing, extension, renewal or replacement of Debt secured by Liens permitted pursuant to this Section 6.02(a); provided that (i) such extension, renewal, refinancing or replacement shall be secured by Liens encumbering the same assets that were subject to the Liens previously permitted pursuant to this Section 6.02(a) and (ii) in no event shall such extension, renewal, refinancing or replacement have a principal amount in excess of the principal amount of the Debt being extended, renewed, refinanced or replaced;

(vii) Liens securing Debt permitted under Section 6.02(b)(vii); provided that in the case of any extension, renewal, refinancing or replacement referred to in Section 6.02(b)(vii), such extension, renewal, refinancing or replacement shall be secured by Liens encumbering the same assets that were subject to the Liens previously securing the Debt being extended, renewed, refinanced or replaced;

(viii) Liens in favor of any Loan Party or any Subsidiary of a Loan Party;

(ix) CoBank, ACB’s statutory Lien on the Borrower’s Bank Equity Interests;

(x) Liens in favor of RTFC on any Cooperative Certificate; and

(xi) other Liens affecting property with an aggregate fair value not to exceed $15,000,000.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents (including Debt incurred pursuant to Section 2.17);

(ii) Debt secured by Liens permitted by Section 6.02(a)(iv) and Capitalized Leases (in addition to those otherwise permitted by this Section) not to exceed in the aggregate $3,000,000 at any time outstanding;

(iii) Permitted Additional Debt;

(iv) Debt in respect of Hedge Agreements;

(v) Debt of the Parent to any Subsidiary of the Parent and of any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent;

(vi) Guaranty Obligations of the Parent of Debt of any Subsidiary of the Parent and of any Loan Party of Debt of the Parent or any other Subsidiary of the Parent;

(vii) Debt of any Person that becomes a Subsidiary of the Parent after the date hereof in a transaction permitted by Section 6.02(d) or Section 6.02(f)(vi) or (ix), which Debt is existing at the time such Person becomes a Subsidiary of the Parent (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Parent), in each case, together with any refinancing, extension, renewal or replacement thereof so long as the obligor or obligors under such Debt shall remain unchanged, no additional security interest is granted by such obligor or obligors or any other party in connection with such refinancing, extension, renewal or replacement and the aggregate principal amount of such refinancing, extension, renewal or replacement does not exceed that of the Debt being refinanced, extended, renewed or replaced;

(viii) Debt of the Parent or any of its Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(ix) Debt of the Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any of its Subsidiaries pursuant to such agreements that is incurred in disposing of any assets, business or Subsidiary of the Parent (other than guarantees of, or similar obligations under, Debt incurred by any Person acquiring all or any portion of such business assets or Subsidiary of the Parent for the purpose of financing such acquisition);

(x) Debt of the Parent or any of its Subsidiaries consisting of obligations in respect of letters of credit for the benefit of, and reimbursement or indemnification obligations to, any Person as required by or desirable for workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Parent or any of its Subsidiaries, in each case incurred in the ordinary course of business.

(xi) Debt of the Parent or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xii) Subordinated Debt, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed in the aggregate during the term of this Agreement, the sum of (A) $30,000,000 and (B) $200,000,000 less the aggregate amount of any Commitment Increases pursuant to Section 2.17;

(xiii) Surviving Debt (other than any Surviving Debt referred to in the proviso in the definition thereof) and any refinancing, extension, renewal or replacement thereof so long as the obligor or obligors under such Debt shall remain unchanged, no additional security interest is granted by such obligor or obligors or any other party in connection with such refinancing, extension, renewal or replacement and the aggregate principal amount of such refinancing, extension, renewal or replacement does not exceed that of the Debt being refinanced, extended, renewed or replaced; and

(xiv) other Debt of the Parent or any Subsidiary of the Parent not to exceed in the aggregate $30,000,000 at any time outstanding, of which no more than $15,000,000 in the aggregate at any time outstanding shall be Debt of a Person that is not a Loan Party.

(c) Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business other than the Telecommunications Business and any businesses reasonably related thereto, except to the extent it is not material to the Parent and its Subsidiaries taken as a whole.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) the Parent (if other than Holdings), the Borrower and Holdings may consummate any entity reorganization for the purpose of effecting a Qualified IPO; provided that (A) any of the Parent (if other than Holdings), the Borrower or Holdings is the continuing or surviving entity or (B) if none of a Parent, the Borrower or Holdings is the continuing or surviving entity, such continuing or surviving entity shall assume the obligations of a Parent, the Borrower or Holdings, as the case may be, under the Loan Documents pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and, in connection therewith, the Administrative Agent shall receive such legal opinions, certificates and other documents as it may reasonably request;

(ii) any Subsidiary of the Borrower may liquidate or dissolve or merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iii) Holdings may liquidate or dissolve as part of any entity reorganization for the purpose of effecting a Qualified IPO;

(iv) as part of any acquisition permitted under Section 6.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and

(v) as part of any sale or other disposition permitted under Section 6.02(e) (other than clause (n) of the definition of “Excluded Asset Sale”), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it.

(e) Sales, Etc., of Assets. Consummate, or permit any of its Subsidiaries to consummate, any Asset Sale, except:

(i) any Excluded Asset Sale;

(ii) any exchange of rights in, or to use, fiber optic cable for other rights of comparable value and use to the rights being exchanged; and

(iii) so long as no Event of Default shall have occurred and be continuing or result from such Asset Sale, Asset Sales for consideration consisting of at least 75% cash and for fair value in an aggregate amount not to exceed $15,000,000 in any Fiscal Year and $40,000,000 in the aggregate during the term of this Agreement; provided that assets with an aggregate book value of less than $100,000 sold, transferred or otherwise disposed of in a single transaction or a series of related transactions shall not be included in the determination of the aggregate fair market value of assets sold, transferred or otherwise disposed of in reliance upon this clause (iii);

provided that in the case of any sale of assets that constitutes an Asset Sale permitted by Section 6.02(e)(iii), the Borrower shall prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.05(b); provided further that under no circumstances shall any sale or issuance of any Equity Interests in any Subsidiary of the Parent be permitted other than in connection with a sale of all of the Equity Interests in such Subsidiary otherwise permitted hereunder or in connection with a Qualified IPO.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) Investments by the Parent or any of its Subsidiaries in the Parent or any of its Subsidiaries;

(ii) loans or advances to employees in the ordinary course of the business of the Parent and its Subsidiaries in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(iii) Permitted Investments;

(iv) Investments existing on the date hereof and described on Schedule 5.01(x) hereto;

(v) Investments in Hedge Agreements permitted under Section 6.02(b)(iv);

(vi) the purchase or other acquisition of all of the Equity Interests or Debt in any Person that, upon the consummation thereof, will be wholly owned directly by the Parent or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) or the purchase or other acquisition by the Borrower or one or more of the Parent’s wholly owned Subsidiaries of assets comprising a division or business unit or all or substantially all of the business of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vi):

(A) any such newly created or acquired Designated Subsidiary (if any) shall comply with the applicable requirements of Section 6.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be the Telecommunications Business;

(C) the total cash and non-cash consideration (including, without limitation, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Equity Interests or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith but excluding the value of any common Equity Interests in the Parent issued to such sellers) paid by or on behalf of the Parent and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of the Parent and its Subsidiaries for all other purchases and other acquisitions made by the Parent and its Subsidiaries pursuant to this clause (vi), shall not exceed $75,000,000 (or for so long as the Total Leverage Ratio immediately before and immediately after giving effect to such transaction (calculated as set forth in clause (D) below) does not exceed 3.50:1.00, $150,000,000) in any Fiscal Year and $200,000,000 (or for so long as the Total Leverage Ratio immediately before and immediately after giving effect to such transaction (calculated as set forth in clause (D) below) does not exceed 3.50:1.00, $300,000,000) during the term of this Agreement plus, in each case, an amount equal to such total consideration funded with any Available Equity Issuance Amount;

(D) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.04, such compliance to be determined as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E) the Parent shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of the chief executive or chief financial officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vii) the Borrower’s Investments in Bank Equity Interests;

(viii) Investments in the Equity Interests in the Rural Telephone Bank; RTFC or CoBank, ACB, or in any subordinated capital certificates of RTFC; and

(ix) Investments by the Parent or any of its Subsidiaries not otherwise permitted under this Section 6.02(f) in an aggregate amount for the Parent and its Subsidiaries not to exceed $15,000,000 in any Fiscal Year and $30,000,000 during the term of this Agreement.

(g) Restricted Payments. (x) Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent (“Equity Restricted Payments”), or

(y) prior to a Qualified IPO, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Debt (other than as permitted under Section 6.02(h) or in connection with any regularly scheduled, required or mandatory prepayment or redemption of any Debt) or permit any of its Subsidiaries to do any of the foregoing (“Debt Restricted Payments” and, together with Equity Restricted Payments, “Restricted Payments”), except that (1) after a Qualified IPO, the Parent or any of its Subsidiaries may make Debt Restricted Payments at any time and in any manner or amounts to the extent not prohibited by Section 6.02(h) and (2) so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom and, as of the date of such Restricted Payment and after giving pro forma effect to such Restricted Payment, the Parent and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 6.04:

(i) prior to a Qualified IPO, (A) in respect of the period beginning on July 1, 2005 and ending December 31, 2006, the Parent or any of its Subsidiaries may make Debt Restricted Payments in an aggregate amount not to exceed the sum of (x) the amount of Gross Excess Cash Flow for the applicable period plus (y) $15,000,000 and (B) in respect of any period thereafter, the Parent or any of its Subsidiaries may make Debt Restricted Payments in an aggregate amount for the Parent and its Subsidiaries taken as a whole not to exceed the amount of Gross Excess Cash Flow for the applicable period; and (C) Equity Restricted Payments may not be made prior to December 31, 2006 and shall be permitted thereafter only if (x) the Total Leverage Ratio is greater than 4.50:1.00 and less than or equal to 5.00:1.00, in which event Equity Restricted Payments may be made in an aggregate amount for the Parent and its Subsidiaries taken as a whole not to exceed 50% of the amount of Gross Excess Cash Flow for the applicable period or (y) the Total Leverage Ratio is less than or equal to 4.50:1.00, in which event Equity Restricted Payments may be made in an aggregate amount for the Parent and its Subsidiaries taken as a whole of up to 100% of the amount of Gross Excess Cash Flow for the applicable period; provided further that the amount otherwise available under subclauses (B) and (C) shall be reduced by the amount of Restricted Payments made under subclause (A)(y) above; provided further that, in each case under subclauses (A), (B) and (C) above, (1) the Parent or any of its Subsidiaries shall be permitted to make Restricted Payments on a quarterly basis in an aggregate amount for the Parent and its

Subsidiaries taken as a whole for each of the first three quarters of each Fiscal Year not to exceed (on a cumulative basis through the date of payment) the Borrower’s reasonable good faith estimate, based on all financial information and reports then available to the Parent, of the amount of Gross Excess Cash Flow calculated as of the end of such fiscal quarter and (2) as to any Fiscal Year, the Parent or any of its Subsidiaries shall be permitted to make additional Restricted Payments to the extent of the percentage of Net Excess Cash Flow for any preceding Fiscal Year not required to be applied to make mandatory prepayments under Section 2.05(b) (subject, in each case with respect to Equity Restricted Payments, to the limitations set forth in subclause (C)(x) or (C)(y) on the amounts of such Equity Restricted Payments in the applicable year from which such amounts are carried over); and provided further that the Borrower may make Equity Restricted Payments to Holdings with the Net Cash Proceeds of the issuance or incurrence of any Debt or the issuance or sale of any Equity Interests to the extent required to make mandatory prepayments of the Coastal Facility in accordance with its terms;

(ii) following a Qualified IPO and as long as no Dividend Suspension Period shall be continuing, the Parent may declare and pay dividends on and repurchase its common Equity Interests in an amount not in excess of the Restricted Payments Basket Amount calculated as of the date of such payment, provided that, no dividend shall be declared or paid or repurchase made under this clause (ii) unless the Parent shall have delivered to the Administrative Agent on the date of such payment or repurchase an officer’s certificate stating the amount of such dividend or repurchase to be made pursuant to this clause (ii) and demonstrating that such amount is within the Restricted Payments Basket Amount;

(iii) the Parent may (A) declare and pay dividends and distributions payable only in common Equity Interests of the Parent and (B) after a Qualified IPO, pay current dividends on its common Equity Interests and repurchase its common Equity Interests up to but not exceeding the Available Equity Issuance Amount as of the date of such Restricted Payment, provided that at the time of any Restricted Payment under this clause (B), the Parent shall deliver an officer’s certificate stating the amount of the Restricted Payment being made pursuant to this clause (B) and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such payment;

(iv) the Parent or any Subsidiary of the Parent may repurchase, redeem, retire or otherwise acquire any outstanding Equity Interests of the Parent or any such Subsidiary, as the case may be, that have been held or beneficially owned by any employee, officer or director (or similarly related individual) of the Parent or any such Subsidiary, as the case may be, upon the death, disability, termination or similar event which ends the relationship between the Parent or any such Subsidiary, as the case may be, and such individual or as otherwise provided by the Parent’s or such Subsidiary’s Long Term Incentive Plan, Omnibus Stock Plan or other similar plans governing the issuance and disposition of such Equity Interests;

(v) the Parent or any of its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any Equity Interests in the Parent or any such Subsidiary, as the case may be, that is held by any current or former employee or director or consultant (or their estates or the beneficiaries of such estates) of the Parent or any of its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2,000,000 in any twelve-month period; provided further that any amount not utilized during such period shall be carried forward to the immediately subsequent twelve-month period;

(vi) the Parent or any of its Subsidiaries may pay cash in lieu of the issuance of fractional shares of its common stock upon exercise or conversion of securities exercisable or convertible into common stock of the Parent or any such Subsidiary, as the case may be;

(vii) the Parent or any of its Subsidiaries may make repurchases of the Parent’s or any such Subsidiary’s Equity Interests, as the case may be, deemed to occur upon the exercise of stock options or similar instruments if such Equity Interests represents a portion of the exercise price thereof in accordance with the Parent’s or such Subsidiary’s Long Term Incentive Plan, Omnibus Stock Plan or other similar plans for employees of the Parent or any of its Subsidiaries;

(viii) the Parent or any of its Subsidiaries may make any purchase or acquisition from, or retain any withholding on issuances to, any employee of the Parent or any such Subsidiary, as the case may be, of Equity Interests to satisfy any applicable Federal, state or local tax payments in respect of the receipt by such employee of Equity Interests of the Parent or any such Subsidiary, as the case may be;

(ix) the Parent or any of its Subsidiaries may make any withholding on issuances to any employee of the Parent or any such Subsidiary, as the case may be, of Equity Interests to pay the purchase price of such Equity Interests or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the Parent or any such Subsidiary, as the case may be;

(x) so long as the Parent or any Subsidiary of the Parent is an entity treated as a partnership or an entity disregarded as separate from its owners for federal, state or local income tax purposes, the Parent or such Subsidiary, as the case may be, may make distributions to its partners or members (or equivalent Persons) in an amount equal to taxes reasonably estimated by such Person to be payable by, or with respect to the net income of, such partners or members (or equivalent Persons) for any applicable taxable period directly attributable to (or arising as a result of) the operations of the Parent or such Subsidiary (provided that any refunds thereof received by such partner or member (or equivalent Person) are promptly returned to the Borrower); provided that as a condition to making such payments, the Borrower shall provide an officer’s certificate with reasonably detailed calculations demonstrating the basis for determination of the estimated tax liabilities and such other information as may be reasonably requested by the Administrative Agent;

(xi) any Subsidiary of the Parent may (A) declare and pay dividends to the Parent or to any other Subsidiary of the Parent, and (B) declare and pay dividends to its shareholders ratably in accordance with their Equity Interests in such Subsidiary;

(xii) the Parent or any Subsidiary of the Parent may declare and pay dividends in respect of its Equity Interest payable in additional shares of its common Equity Interests;

(xiii) solely with the proceeds of a Qualified IPO, the Parent or any of its Subsidiaries may (A) repurchase common Equity Interests of Holdings from certain holders of common Equity Interests in Holdings and (B) redeem the minority interest in Coastal Communications, Inc. for an aggregate amount not to exceed $3,000,000; and

(xiv) following a Qualified IPO, the Parent or any of its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $2,000,000 in any Fiscal Year.

(h) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (other than as part of any scheduled, required or mandatory prepayment or redemption of any Debt), or make any payment in violation of any subordination terms of, any Debt that is expressly subordinated by its terms in right of payment to the prior payment of the Advances or the Guaranties, except, so long as no Event of Default has occurred and is continuing, for prepayments and redemptions from the Available Equity Issuance Amount or from the proceeds of any Permitted Refinancing Indebtedness.

(i) Negative Pledge. (i) Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets or (ii) enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Parent or any Subsidiary of the Parent (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except:

(A) agreements in favor of any of the Lender Parties,

(B) in the case of subclause (i) of this Section 6.02(i), prohibitions or conditions under:

(1)	any Debt permitted by Section 6.02(b)(ii) or Capitalized Leases permitted by this Agreement solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property, equipment or assets acquired, improved or constructed with the proceeds of such Debt or, in the case of a Capitalized Lease, on the property subject thereto,

(2)	any Debt permitted by Section 6.02(b)(iii), (iv), (vii) or (xii) so long as the terms of such Debt do not prohibit or otherwise restrict the granting by the Parent or any of its Subsidiaries to the Secured Parties of a Lien on any Collateral or any additional collateral (other than, in the case of Debt permitted by Section 6.02(b)(vii), property of the Subsidiary so acquired), and

(3)	any Lien permitted by clause (iii), (vi) or (ix) of Section 6.02(a) or any Permitted Liens solely to the extent that the agreement or instrument governing such Lien or Permitted Lien or the Debt related thereto prohibits a Lien on the property subject to such Lien or Permitted Lien,

(C) any such limitations, conditions or prohibitions existing under or by reason of applicable law, rule, regulation or order,

(D) limitations, conditions or prohibitions arising pursuant to customary non-assignment or other customary restrictive provisions in contracts or agreements entered into in the ordinary course of business, including, without limitation, customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Parent or any Subsidiary of the Parent,

(E) pursuant to any agreement for the sale or other disposition of the Equity Interests, property or assets of the Borrower or a Subsidiary of the Parent otherwise permitted hereunder consisting of customary restrictions with respect to the Borrower or such Subsidiary and/or the Equity Interests, property or assets subject to such sale or disposition pending such sale or disposition,

(F) pursuant to customary provisions contained in joint venture agreements and other similar agreements entered into in the ordinary course of business,

(G) limitations, conditions or prohibitions on cash or other deposits or net worth imposed by customers or other Persons under contracts or agreements entered into in the ordinary course of business,

(H) pursuant to customary provisions contained in license agreements for intellectual property licensed by third parties to the Parent or any Subsidiary of the Parent in the ordinary course of business which restrict the sublicensing, pledge, transfer or assignment of the licensee’s rights thereunder, and

(I) conditions, limitations, restrictions or prohibitions existing on the date hereof (after giving effect to the consummation of the Refinancings) or pursuant to an agreement which any Person that becomes a Subsidiary of the Parent after the date hereof in a transaction permitted by Section 6.02(d) or Section 6.02(f)(vi) or (ix) is a party on the date of such transaction (provided that such conditions, limitations, restrictions or prohibitions were not created in contemplation of such transaction and do not extend to any Person other than the Person acquired by the Parent or any of its Subsidiaries in such transaction) and, with respect to any of the foregoing, under any refinancing, extension, renewal or replacement of the related agreement or contract or Debt to the extent that any conditions, limitations, restrictions and prohibitions contained therein shall not be more restrictive, taken as a whole, in any material respect than the conditions, limitations, restrictions and prohibitions contained in the agreement or contract or Debt being refinanced, extended, renewed or replaced.

SECTION 6.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exceptions as to the scope of the related audit) as to such audit report of Ernst & Young or other independent public accountants of recognized national standing acceptable to the Required Lenders, together with (x) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 6.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to GAAP and (z) a certificate of the Chief Financial Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 6.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of such Loan Party or Subsidiary, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(f) Permitted Restricted Payments, etc. (i) Concurrently with any delivery of financial statements under clause (b) or (c) above, a certificate of the Chief Financial Officer of the Parent (i) setting forth (x) reasonably detailed calculations of the Total Leverage Ratio and Fixed Charges Coverage Ratio for the Reference Period and Measurement Period most recently completed and of the amount of Adjusted EBITDA, Available Cash, Restricted Payments Basket Amount, Available Equity Issuance Amount, Permitted Debt Restricted Payments, Permitted Equity Restricted Payments and Net Excess Cash Flow as of the last day of any period in respect of which the calculation of any such amount is necessary to determine the compliance of the Parent with the applicable provisions of this Agreement, (y) reasonably detailed calculations demonstrating compliance with Section 6.04 and (z) after a Qualified IPO, the amount of dividends, if any, that the Parent intends to pay on the immediately succeeding date on which the Parent’s dividend policy provides for dividends to be paid by the Parent and (ii) after a Qualified IPO, promptly after any change in its dividend policy that would be materially adverse to the Lenders, notice of such change with reasonably detailed description of such change in dividend policy.

(g) ERISA. (i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

(h) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(i) Other Information. Copies of such other information and reports as may be prepared by and in the possession of the Borrower from time to time respecting the business, financial condition, results of operations or properties of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 6.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent will:

(a) prior to a Qualified IPO,

(i) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than (i) 1.75:1.00, measured at the end of each Measurement Period ending on or before December 31, 2008 and (ii) 1.85:1.00, measured at the end of each Measurement Period thereafter;

(ii) Total Leverage Ratio. Maintain a Total Leverage Ratio of not more than (i) 5.75:1.00, measured at the end of each Measurement Period ending on or before December 31, 2006, (ii) 5.50:1.00, measured at the end of each Measurement Period ending during 2007, (iii) 5.10:1.00, measured at the end of each Measurement Period ending during 2008 and (iv) 4.75:1.00, measured at the end of each Measurement Period thereafter; and

(iii) Senior Leverage Ratio. Maintain a Senior Leverage Ratio of not more than (i) 4.60:1.00, measured on the Closing Date, (ii) 5.00:1.00, measured at the end of each Measurement Period ending on or before December 31, 2007, (iii) 4.90:1.00, measured at the end of each Measurement Period ending during 2008 and (iv) 4.75:1.00, measured at the end of each Measurement Period thereafter; and

(b) after a Qualified IPO,

(i) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than (i) 2.25:1.00, measured at the end of each Measurement Period ending on or before September 30, 2007 and (ii) 2.00:1.00 measured at the end of each Measurement Period thereafter; and

(ii) Total Leverage Ratio. Maintain, at the end of each Measurement Period, a Total Leverage Ratio of not more than 5.50:1.00.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 6.01(e), (f), (i), (j) or (l), 6.02, 6.03 or 6.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000, either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such

Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature (other than, in each case, as a result of any Excluded Events); or (iii) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption or by a mandatory prepayment from the proceeds of asset sales, incurrence of Indebtedness, issuance of Equity Interests or generation of excess cash flow (collectively, “Excluded Events”)) or purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made (other than, in each case, as a result of Excluded Events), in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Significant Subsidiaries shall take any organizational action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money to the extent not covered by any insurance or indemnity in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) the obligations of any Guarantor pursuant to its Guaranty shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with the terms thereof or the Obligations of the Borrower, or the obligations of any Guarantor pursuant to its Guaranty, shall cease to constitute senior Debt under the subordination provisions of any document or instrument evidencing any permitted subordinated Debt or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; provided that this subsection (i) shall not apply to the termination of the Parent Guaranty as described in the definition thereof; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 4.01 or 6.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby with the priority contemplated thereby, or any Loan Party shall so assert in writing; or

(k) a Change of Control shall occur; or

(l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,000,000 per annum; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(o) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than with respect to undrawn and unexpired Letters of Credit) to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than with respect to undrawn and unexpired Letters of Credit) shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 7.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate undrawn amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under Bankruptcy Law, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate undrawn amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time after the making of such demand and during the existence of an Event of Default, the Administrative Agent or the Collateral Agent determines that the total amount of funds held in the Collateral Account is less than the aggregate undrawn amount of all Letters of Credit at such time, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) such aggregate undrawn amount of all Letters of Credit then outstanding over (b) the total amount of funds, if any, then held in the Collateral Account. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the relevant Issuing Lender or the Revolving Credit Lender, as applicable, to the extent permitted by applicable law. So long as no Event of Default is continuing (but in no event after the making of the request or the granting of the consent specified in Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01), promptly after the written request of the Borrower, any funds deposited or credited to the Collateral Account shall be remitted to the Borrower.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, an Issuing Lender (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, an Issuing Lender (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, any Supplemental Collateral Agents, appointed by the Collateral Agent pursuant to Section 8.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.05) as though any such Supplemental Collateral Agents were “Agents” under the Loan Documents.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 8.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. MLCC, MLPF&S, GSCP, Lehman and Lehman Brothers and Affiliates. With respect to its Commitments and the Advances made by it, each of MLCC, GSCP and Lehman shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include each of MLCC, GSCP and Lehman in their respective capacities as a Lender. MLCC, MLPF&S, GSCP, Lehman and Lehman Brothers and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its

Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MLCC, MLPF&S, GSCP, Lehman and Lehman Brothers were not Agents and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 8.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) The Revolving Credit Lender agrees to indemnify each Issuing Lender (to the extent not promptly reimbursed by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Lender in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Lender under the Loan Documents; provided, however, that the Revolving Credit Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Lender’s gross negligence or willful misconduct. Without limitation of the foregoing, the Revolving Credit Lender agrees to reimburse each Issuing Lender promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Issuing Lender is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 8.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party and (ii) its Available Revolving Credit Commitment at such time. The failure of any Lender Party to reimburse any Agent or any Issuing Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Lender, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Lender, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing

Lender, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any resignation or removal of (i) any Agent will not be effective until a successor Agent has been appointed, and has accepted such appointment, in accordance with this Section 8.06 and (ii) the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and, if applicable, Issuing Lender and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders (with the consent of the Borrower (which shall not be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing) shall have the right to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof with an office in New York, New York and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint (with the consent of the Borrower, if otherwise required) a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 8.07. Collateral and Guaranty Matters. The Lender Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, to, and, upon the reasonable request of the Borrower, it shall, in each case at the expense of the Borrower:

(a) release any Lien on any property or assets granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full in cash of all Obligations of the Loan Parties under the Loan Documents (other than contingent indemnification obligations or other Obligations that survive the termination of the Loan Documents) and the expiration and termination of all Letters of Credit, or (ii) if approved, authorized or ratified in writing by the Required Lenders or, in the case of the release of all or substantially all of the Collateral in any transaction or a series of related transactions, all of the Lender Parties and, to the extent required by any Secured Hedge Agreement, the applicable Hedge Bank;

(b) promptly execute and deliver to the applicable Loan Party such documents and take such other actions as such Loan Party may reasonably request to evidence the release of any Lien on any Collateral that is transferred as part of any disposition of property or assets that is permitted hereunder; it being understood that upon such transfer or disposition, such Collateral shall be automatically released from any Lien, arrangement or security interest granted under the Loan Documents without any action by any Person; and

(c) release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Designated Subsidiary as a result of a transaction permitted hereunder.

ARTICLE IX

GUARANTY

SECTION 9.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents or Secured Hedge Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party or Hedge Bank in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party or Hedge Bank under or in respect of the Loan Documents or Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents and the Secured Hedge Agreements.

SECTION 9.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents and Secured Hedge Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Guaranteed Obligations or the rights of any Secured Party with respect to such Guaranteed Obligations. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents and Secured Hedge Agreements, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document, Secured Hedge Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, Secured Hedge Agreements, or any other amendment or waiver of or any consent to departure from any Loan Document or Secured Hedge Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, Secured Hedge Agreements or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender Party or Hedge Bank to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party or Hedge Bank (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g) the failure of any Loan Party to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations, but excluding payment in full of the Guaranteed Obligations and all other obligations of the Guarantors hereunder) or any existence of or reliance on any representation by any Lender Party or Hedge Bank that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or Hedge Bank upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 9.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party or Hedge Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party or Hedge Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party or Hedge Bank to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party or Hedge Bank.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

SECTION 9.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document or any Secured Hedge Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party or Hedge Bank against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the date on which no Lender Party shall have any Commitment hereunder and each Secured Hedge Agreement shall have terminated and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations that are then due and payable and all other amounts payable under this Guaranty that are then due and payable, in accordance with the terms of the Loan Documents and Secured Hedge Agreements, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) no Lender Party shall have any Commitment hereunder and each Secured Hedge Agreement shall have terminated and (iv) all Letters of Credit shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 9.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and, to the extent applicable, each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 9.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 10.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 4.01 or, in the case of the Initial Extension of Credit, Section 4.02,

(ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate amount of undrawn and outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, or amend the definition of “Required Lenders,”

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties (provided that any Agent is authorized, without the consent of any Lender Party and in accordance with Section 8.07(c), to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Designated Subsidiary as a result of a transaction permitted hereunder),

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions,

(v) amend this Section 10.01,

(vi) authorize Interest Periods in excess of six months, or

(vii) amend Section 2.10(f),

(b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;

(iii) postpone the Maturity Date or postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.03 or 2.06 or any date fixed for any payment of fees hereunder, in which case payable to a Lender Party without the consent of such Lender Party; or

(iv) amend Section 10.07 in any manner that adversely affects any Lender Party’s ability to assign or otherwise transfer its rights and obligations under this Agreement, without the consent of such Lender Party;

(c) no amendment, waiver or consent shall, unless in writing and signed by the Revolving Credit Lender, Required Term B Lenders or Required Incremental Advance Lenders, as the case may be:

(i) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), respectively, in any manner that materially adversely affects the Lenders under the relevant Facility; or

(ii) change any provisions of this Agreement that by its terms affects the rights or duties under this Agreement of the Lender Parties of any Class (but not the Lenders of the other Classes);

and (d) no amendment, waiver or consent shall, unless in writing and signed by the Revolving Credit Lender, waive or amend, in the case of any Borrowing after the Closing Date, any conditions specified in Section 4.02;

provided further that no amendment, waiver or consent shall, unless in writing and signed by any Issuing Lender, in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Lender, under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents; and provided further that, to the extent specified in Section 2.17, this Agreement may be amended to provide for Commitment Increases pursuant to an amendment executed by the Borrower, the relevant lenders providing such Commitment Increases and the Administrative Agent, and any such amendment shall not require the consent of any other party to this Agreement.

SECTION 10.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or e-mail communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), in an electronic medium and delivered as set forth in Section 10.02(b), if to the Borrower or any other Loan Party, to the Borrower at its address at 103 South Fifth Street, Mebane, North Carolina 27302, Attention: Chief Financial Officer, Fax: (919) 563-4993, E-mail address: sunup@madisonriver.net (with a copy to the attention of the General Counsel at the same address); if to any Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto or in Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be; if to the Collateral Agent or the Administrative Agent, at its address at 745 Seventh Avenue, New York, New York 10019, Attention: Maritza Ospina, Fax: (646) 758-4648, E-mail address: mospina@lehman.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 10.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise agreed between the Borrower and the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, e-mailed or delivered, be effective (i) in the event of mail, five Business Days after such notice or other communication is deposited in the mails and (ii) in the event of telegraph, telecopy, e-mail or delivery, upon confirmation of transmission or delivery, except that (x) notices and communications to any Agent pursuant to Article II, III, IV or VIII shall not be effective until received by such Agent and (y) notices and communications specifying a notice address for any party to any Loan Document shall not be effective with respect to any other party to the Loan

Documents until received by such other party. Delivery by telecopier, e-mail or other communication of an executed counterpart of a signature page to any Loan Document or to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Advance, or a Conversion of an existing Advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic format reasonably acceptable to the Administrative Agent and the Borrower to an electronic mail address specified in writing by the Administrative Agent to the Borrower. The Borrower further agrees that the Administrative Agent may, subject to Section 10.09, make the Communications available to the Lenders by posting the Communications on Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in clause (b) above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time (i) of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent, the Borrower or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Costs and Expenses. (a) The Borrower agrees to pay within 10 days of written demand therefor (i) all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under (whether or not effective), the Loan Documents (including, without limitation, (A) all reasonable and documented out-of-pocket due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, closing, search, filing and recording fees and expenses, in each case incurred in connection with the closing of the transactions contemplated hereby and (B) the reasonable fees and expenses of outside counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and their respective officers, directors, employees, agents, trustees and fund advisors (each, an “Indemnified Party”) from and against, and shall pay any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit or any of the transactions contemplated hereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Refinancings are consummated. The Loan Parties also agree not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, trustees and fund advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Borrower pursuant to Section 2.09(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05 or 7.01 or otherwise, the Borrower shall, within 10 days of written demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance. As a condition to receipt of payment, such Lender Party shall provide the Borrower a certificate as to such amounts and containing a reasonably detailed calculation thereof, which certificate shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall not be obligated to pay any amounts pursuant to this paragraph for periods occurring prior to the 90th day before the giving of such certificate.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.09 and 2.11 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 10.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01 or (b) the occurrence and during the continuance of any Event of Default under Section 7.01(a), each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower (A) in case of clause (a) above, now or hereafter existing under the Loan Documents or (B) in the case of clause (b) above, that are due and payable under the Loan Documents, in each case, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. Each Agent and each Lender Party agree promptly to notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Agent, such Lender Party and their respective Affiliates may have. In addition to the foregoing, at any time after the Advances shall have been declared (or shall have become) due and payable pursuant to the provisions of Section 7.01, (i) RTFC may set off against the Revolving Credit Advances payable to it any RTFC patronage capital allocation without the consent of the Administrative Agent or any other Person and (ii) any payment received by the Administrative Agent or the Collateral Agent in respect of the proceeds of any RTFC patronage capital allocation pursuant to the Collateral Documents or otherwise (or received by RTFC in connection with any exercise of setoff rights by RTFC against any RTFC patronage capital allocation), shall, notwithstanding anything in this Agreement or any other Loan Document to the contrary, be paid to RTFC (and not to any other Secured Party) until the principal of and interest on, and all other amounts payable in respect of, the Revolving Credit Advances payable to RTFC shall have been paid in full.

SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Lender Party listed on Schedule I hereto on the Closing Date that such Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 10.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.09(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facilities; for the avoidance of doubt, such assignments need not be pro rata among the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 in the case of the Term B Facility and $2,500,000 in the case of the Revolving Credit Facility (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) or, in the case of any assignment of all of a Lender’s Commitments, a lesser amount equal to all of such Lender’s Commitments; provided, however, that simultaneous assignments to two or more Funds managed by the same investment managers or by affiliated advisors (the “Related Funds”) shall be treated as one assignment for purposes of the minimum assignment required, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.09(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.09(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Joint Bookrunners until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (other than assignments by any

Joint Bookrunner or its Affiliates); provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.09(e), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee or cause the Eligible Assignee to pay such fee; and provided further that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Related Funds.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Lender, as the case may be, hereunder and (ii) the Lender or Issuing Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.11 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Lender’s rights and obligations under this Agreement, such Lender or Issuing Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Lender, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party (with respect to any entry relating to Advances owing to such Lender Party) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.

(f) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (iv) no participant shall be entitled to receive any greater payment under Section 2.09, 2.11 or 10.04(c) than the applicable Lender Party would have been entitled to receive with respect to the participation sold to such participant and (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone the Maturity Date or postpone any date fixed for any payment of interest on the Advances or any fees payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information in accordance with Section 10.09.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.09 and 2.11 (or any other increased costs protection provision) and Section 10.04 and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder; and, in furtherance thereof, the Granting Lender shall be and remain primarily liable to the other Lender Parties and the Loan Parties for the full and prompt performance of all of its duties and responsibilities under the Loan Documents without giving effect to any grant or transfer to the applicable SPC, and each other Lender Party and each Loan Party shall be entitled to deal exclusively with the Granting Lender (and not the applicable SPC) in matters relating to the discharge by it of its duties and responsibilities under the Loan Documents. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 10.09. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the prior written consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents, trustees and advisors, to pledgees under Section 10.07(i) and to actual or prospective Eligible Assignees and participants, and then, in each case, only on a confidential basis in accordance with this section, (b) as required by any law, rule or regulation or judicial process (provided that the Person making such disclosure shall, to the extent permitted by law, provide the Borrower with prior notice thereof so that the Borrower may seek an appropriate protective order and such Person shall cooperate with the Borrower in any proceedings to obtain such protective order), (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 10.10. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 10.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. To the extent permitted by applicable law, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any court described in the first sentence of Section 10.11(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 10.13. Special RTFC Provisions. The Borrower agrees that (a) as long as RTFC is a Lender, the Borrower shall remain, or an Affiliate of the Borrower shall remain, a member in good standing of RTFC, (b) the amount of any distributions with respect to the Borrower’s patronage which are made in written notices of allocation, as defined in Section 1388 of the Internal Revenue Code and which are received from RTFC will be taken into account by the Borrower at their stated dollar amounts in the manner provided in Section 1385(a) of the Internal Revenue Code in the taxable year in which such written notices are received, (c) interest payments made by the Borrower on the Advances payable to RTFC will be eligible for the receipt or allocation of patronage capital refunds based upon RTFC’s policies in effect from time to time and only RTFC, and not the Administrative Agent or any other Secured Party, shall have the right of setoff against, or to foreclose upon, the Borrower’s right to receive patronage capital refunds, and (d) on the Closing Date, RTFC shall redeem an aggregate principal amount of subordinated capital certificates of RTFC previously purchased by the Borrower in an amount sufficient to reduce the aggregate principal amount of such certificates held by the Borrower on the Closing Date to zero.

[Remainder of page intentionally left blank.]

SECTION 10.14. Waiver of Jury Trial. Each of the Loan Parties, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MADISON RIVER CAPITAL, LLC
MADISON RIVER TELEPHONE COMPANY LLC
MADISON RIVER COMMUNICATIONS, LLC
MADISON RIVER FINANCE CORP.
MADISON RIVER HOLDINGS CORP.

By	J. STEPHEN VANDERWOUDE
Name:	J. Stephen Vanderwoude
Title:	Chairman and Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By	DIANE ALBANESE
Name:	Diane Albanese
Title:	Authorized Signatory

LEHMAN COMMERCIAL PAPER INC., as Collateral Agent

By	DIANE ALBANESE
Name:	Diane Albanese
Title:	Authorized Signatory

Term B Lenders

MERRILL LYNCH CAPITAL CORPORATION

By	ANTHONY J. LAFAIRE
Name:	Anthony J. Lafaire
Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	WALTER A. JACKSON
Name:	Walter A. Jackson
Title:	Authorized Signatory

LEHMAN COMMERCIAL PAPER INC.

By	DIANE ALBANESE
Name:	Diane Albanese
Title:	Authorized Signatory

COBANK, ACB

By	TED KOERNER
Name:	Ted Koerner
Title:	Vice President

Revolving Credit Lender

RURAL TELEPHONE FINANCE COOPERATIVE

By	JOHN H. WILLIAMS
Name:	John H. Williams
Title:	Assistant Secretary-Treasurer

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Bookrunner

By	ANTHONY J. LAFAIRE
Name:	Anthony J. Lafaire
Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Bookrunner

By	WALTER A. JACKSON
Name:	Walter A. Jackson
Title:	Authorized Signatory

LEHMAN BROTHERS INC., as Joint Bookrunner

By	FRANK P. TURNER
Name:	Frank P. Turner
Title:	Vice President

EXHIBIT A-1

FORM OF

REVOLVING CREDIT NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, Madison River Capital, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of July 29, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Guarantors party thereto, the Lender and certain other Lender Parties party thereto, Lehman Commercial Paper Inc., as Collateral Agent and Administrative Agent for the Lender and such other Lender Parties, on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest shall be payable in lawful money of the United States of America to Lehman Commercial Paper Inc., as Administrative Agent, at 745 Seventh Avenue, New York, NY 10019 in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Revolving Credit Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

MADISON RIVER CAPITAL, LLC

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2

FORM OF

TERM B NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, Madison River Capital, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Term B Advance (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of July 29, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Guarantors party thereto, the Lender and certain other Lender Parties party thereto, Lehman Commercial Paper Inc., as Collateral Agent and Administrative Agent for the Lender and such other Lender Parties, on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Advance from the date of such Term B Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest shall be payable in lawful money of the United States of America to Lehman Commercial Paper Inc., as Administrative Agent, at 745 Seventh Avenue, New York, New York 10019, in same day funds. The Term B advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Term B Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single Term B advance (the “Term B Advance”) by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term B Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

MADISON RIVER CAPITAL, LLC

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Lehman Commercial Paper Inc., as Administrative Agent under the Credit Agreement referred to below
745 Seventh Avenue
New York, New York 10019	[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Madison River Capital, LLC, refers to the Credit Agreement dated as of July 29, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors party thereto, the Lender Parties party thereto and Lehman Commercial Paper Inc., as Collateral Agent and Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The Facility under which the Proposed Borrowing is requested is1

[ ] the Term B Facility[2].
[ ] the Revolving Credit Facility[3].

(iii)	[ ] (A) The Type of Advances comprising the Proposed Borrowing is4

[ ] Base Rate Advances.
[ ] Eurodollar Rate Advances.

[ ] (B) The Type of Advances comprising the Proposed Borrowing is RTFC Rate Advances.

(iv)	The aggregate amount of the Proposed Borrowing is $ .

[1]	Check one of the following two options.
[2]	If this option is chosen, check the brackets before (iii)(A) below.
[3]	If this option is chosen, check the brackets before (iii)(B) below.
[4]	Check one of the following two options.

(v) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [1][2][3][6] month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties of each Loan Party contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing, except, in each case, with respect to representations and warranties made only as of, or relating to, an earlier date.

(B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

(C) [After giving effect to such Proposed Borrowing and the application of proceeds thereof, the ratio of Consolidated Total Net Debt of the Parent and its Subsidiaries as of the date of such Proposed Borrowing to Adjusted EBITDA of the Parent and its Subsidiaries for the Measurement Period most recently completed on or prior to the date of such Borrowing shall not exceed 5.50 to 1.0.]5

Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

MADISON RIVER CAPITAL, LLC

By
Title:

[5]	Include this clause if the date of the Proposed Borrowing occurs after a Qualified IPO.

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

EXHIBIT D

FORM OF

SECURITY AGREEMENT

EXHIBIT E

FORM OF

GUARANTY SUPPLEMENT

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE

EXHIBIT G—1

FORM OF

OPINION OF COUNSEL TO THE LOAN PARTIES

EXHIBIT G—2

FORM OF

OPINION OF IN-HOUSE COUNSEL TO THE LOAN PARTIES